Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:	§	Chapter 11
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ULTRA PETROLEUM CORP., et al.,[1]	§	Case No. 16-32202 (MI)
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Debtors.	§	(Jointly Administered)
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	§	Re: Docket Nos. 1105, 1296, & 1308

[REVISED PROPOSED] ORDER CONFIRMING THE DEBTORS’

SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

The above-captioned debtors and debtors in possession (collectively, the “Debtors”), having:2

a.	commenced, on April 29, 2016 (the “Petition Date”), the Chapter 11 cases (the “Chapter 11 Cases”) by filing voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

b.	continued to operate their businesses and manage their properties as debtors in possession in accordance with sections 1107(a) and 1108 of the Bankruptcy Code;

c.	filed, (i) on December 6, 2016, (1) the Debtors’ Joint Chapter 11 Plan of Reorganization [Docket No. 817], (2) the Disclosure Statement for Debtors’ Joint Chapter 11 Plan of Reorganization [Docket No. 818], and the Debtors’ Motion for Entry of an Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation and Notice Procedures with Respect to Confirmation of the Debtors’ Proposed Joint Plan of Reorganization, (III) Approving the Forms of Ballots and Notices in Connection Therewith, (IV) Approving the Rights Offering Procedures and Related Matters, and (V) Scheduling Certain Dates with Respect Thereto [Docket No. 819];

[1]	The Debtors in the Chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number (if any), are: Ultra Petroleum Corp. (3838); Keystone Gas Gathering, LLC; Ultra Resources, Inc. (0643); Ultra Wyoming, Inc. (6117); Ultra Wyoming LGS, LLC (0378); UP Energy Corporation (4296); UPL Pinedale, LLC (7214); and UPL Three Rivers Holdings, LLC (7158).
[2]	Capitalized terms used but not otherwise defined in these findings of fact, conclusions of law, and order (collectively, the “Confirmation Order”) have the meanings given to them in the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, attached hereto as Exhibit A (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Plan”). The rules of interpretation set forth in Section 1.2 of the Plan apply to this Confirmation Order.

d.	filed, on January 17, 2017, (i) the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization [Docket No. 957] and (ii) the Disclosure Statement for the Debtors’ First Amended Joint Chapter 11 Plan of Reorganization [Docket No. 958];

e.	filed, on February 8, 2017, (i) the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1082] and (ii) the Disclosure Statement for the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1083];

f.	filed, on February 13, 2017, (i) the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1105] and (ii) the Disclosure Statement for the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1106];

g.	obtained, on February 13, 2017, entry of the Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation and Notice Procedures with Respect to Confirmation of the Debtors’ Proposed Joint Plan of Reorganization, (III) Approving the Forms of Ballots and Notices in Connection Therewith, (IV) Approving the Rights Offering Procedures and Related Matters, and (V) Scheduling Certain Dates with Respect Thereto [Docket No. 1115] (the “Disclosure Statement Order”)[3] approving of the Disclosure Statement, solicitation procedures (the “Solicitation Procedures”), and related notices, forms, and ballots (collectively, the “Solicitation Packages”);

h.	caused the Solicitation Packages and notice of the Confirmation Hearing and the deadline for objecting to confirmation of the Plan to be distributed on or about February 17, 2017 (the “Solicitation Date”), in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Disclosure Statement Order, and the Solicitation Procedures, as evidenced by, among other things, the Affidavit of Service of Solicitation Materials [Docket No. 1276] (the “Solicitation Affidavit”);

i.	caused notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) to be published on February 21, 2017, in USA Today (national edition) and the Houston Chronicle, as evidenced by the Affidavit of Publication of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and Related Voting and Objection Deadlines (Houston Chronicle) [Docket No. 1184] and the Affidavit of Publication of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and Related Voting and Objection Deadlines (National Edition USA Today) [Docket No. 1185] (collectively, the “Publication Affidavits”);

j.	filed, on March 3, 2017, the Notice of Filing of Amended Supplement to Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1219] (the

[3]	The Disclosure Statement Order was subsequently amended [Docket No. 1169].

“First Amended Plan Supplement”); filed, on March 13, 2017, the Notice of Filing of Second Amended Supplement to Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1313] (the “Second Amended Plan Supplement”); filed, on March 13, 2017, the Notice of Filing of Third Amended Supplement to Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1317] (together with the First Amended Plan Supplement and the Second Amended Plan Supplement, the “Plan Supplement”);

k.	filed, on March 3, 2017, the Notice of Filing of Certain Expert Reports in Connection with Confirmation of the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1218], containing the Expert Report of Todd Snyder, dated February 20, 2017, the Supplement to Expert Report of Todd Snyder, dated March 3, 2017, and the Expert Report of Petrie Partners, dated February 17, 2017 (collectively, the “Expert Reports”);

l.	filed, on March 10, 2017, the Debtors’ Memorandum of Law in Support of Confirmation of the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization and Omnibus Reply to Objections Thereto [Docket No. 1296] (the “Confirmation Brief”);

m.	filed, on March 10, 2017, the Declaration of Garland R. Shaw in Support of Confirmation of the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1297] (the “Shaw Declaration”);

n.	filed, on March 10, 2017, the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1308]; and

o.	filed, on March 13, 2017, the Declaration of Jane Sullivan of Epiq Bankruptcy Solutions, LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1320] (the “Voting Report”).

This	Court having:

a.	entered the Disclosure Statement Order on February 13, 2017 [Docket No. 1115], as amended on February 21, 2017 [Docket No. 1169];

b.	set March 6, 2017 at 4:00 p.m. (prevailing Central Time) as the deadline for filing objections in opposition to the Plan;

c.	set March 13, 2017, at 4:00 p.m. (prevailing Central Time) as the deadline for voting on the Plan;

d.	set March 14, 2017, at 10:00 a.m. (prevailing Central Time) as the date and time for the commencement of the Confirmation Hearing in accordance with Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

e.	reviewed the Plan, the Disclosure Statement, the Confirmation Brief, the Voting Report, and all pleadings, exhibits, statements, responses, and comments regarding Confirmation, including all objections, statements, and reservations of rights filed by parties in interest on the docket of the Chapter 11 Cases;

f.	held the Confirmation Hearing;

g.	heard the statements and arguments made by counsel with respect to Confirmation;

h.	considered all oral representations, live testimony, written direct testimony, designated deposition testimony, exhibits, documents, filings, and other evidence presented at the Confirmation Hearing;

i.	entered rulings on the record at the Confirmation Hearing held on March 14, 2017 (the “Confirmation Ruling”);

j.	overruled any and all objections to the Plan and to Confirmation, except as otherwise stated or indicated on the record, and all statements and reservations of rights not consensually resolved, agreed to, or withdrawn, unless otherwise indicated; and

k.	taken judicial notice of all papers and pleadings filed in the Chapter 11 Cases.

NOW, THEREFORE, the Bankruptcy Court having found that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby; and the record of the Chapter 11 Cases and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing including, without limitation, the Shaw Declaration, and the Expert Reports, establish just cause for the relief granted in the Confirmation Order; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following findings of fact, conclusions of law, and order:

I.    FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED THAT:

A.	Jurisdiction and Venue.

1.    The Bankruptcy Court has subject matter jurisdiction over this matter under 28 U.S.C. § 1334. The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. The Debtors confirm their consent, pursuant to Bankruptcy Rule 7008, to entry of a final order by the Bankruptcy Court in connection with this Confirmation Order to the extent that it is later determined that the Bankruptcy Court, absent consent of the parties, cannot enter final orders or judgments in connection herewith consistent with Article III of the United States Constitution. Venue in this Court was proper as of the Petition Date and continues to be proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2).

B.	Eligibility for Relief.

2.    The Debtors were and continue to be entities eligible for relief under section 109 of the Bankruptcy Code.

C.	Commencement and Joint Administration of the Chapter 11 Cases.

3.    On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. On April 30, 2016, the Bankruptcy Court entered an order [Docket No. 40] authorizing the joint administration of the Chapter 11 Cases in accordance with Bankruptcy Rule 1015(b). The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

D.	Appointment of the Committee.

4.    On May 5, 2016, the U.S. Trustee appointed the Official Committee of Unsecured Creditors (the “Committee”) to represent the interests of the unsecured creditors of the Debtors in the Chapter 11 Cases [Docket No. 102]. The Committee was reconstituted on September 26, 2016 [Docket No. 563].

E.	Plan Supplement.

5.    On March 3, 2017 and March 13, 2017, the Debtors filed versions of the Plan Supplement with the Bankruptcy Court. The Plan Supplement complies with the terms of the Plan, and the Debtors provided good and proper notice of the filing in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order, and the facts and circumstances of the Chapter 11 Cases. No other or further notice is or will be required with respect to the Plan Supplement. All documents included in the Plan Supplement are integral to, part of and incorporated by reference into the Plan. The terms of all such documents remain subject to compliance with the conditions set forth in Section 9.1 of the Plan. Subject to the terms of the Plan, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date subject to compliance with the Bankruptcy Code and the Bankruptcy Rules, provided that no such alteration, amendment, update, or modification shall be inconsistent with the terms of this Confirmation Order or the terms of the Plan.

F.	Modifications to the Plan.

6.    The Debtors have modified Article I.56 of the Plan as follows:

56.    “Exculpated Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting HoldCo Noteholders; (d) the HoldCo Notes Indenture Trustee; (e) the Consenting HoldCo Equityholders; (f) the Committee; (g) the Backstop Parties; (~~g~~h) the Exit Facility Agents; (~~h)~~i) the Exit Commitment Parties; (~~i~~j) the lenders under the Exit Facility; (~~j~~k) the Exit Notes Trustee; (~~k~~l) the Exit Noteholders; and (~~l~~m) with respect to each of the foregoing parties in clauses (a) through (~~k~~l), each of such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals. members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

7.    The Debtors have modified Article I.145 of the Plan as follows:

145.    “OpCo RCF Agent” means either (i) JPMorgan Chase Bank, N.A., as administrative agent with respect to the OpCo RCF or (ii) Wilmington Savings Fund Society, FSB, as successor administrative agent to JPMorgan Chase Bank, N.A., with respect to the OpCo RCF to the extent that Wilmington Savings Fund Society, FSB assumes the role as agent pursuant to a valid and effective assignment agreement between the applicable parties.

8.    The Debtors have modified Article I.166 of the Plan as follows:

166.    “Released Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting HoldCo Noteholders; (d) the HoldCo Notes Indenture Trustee; (e) the Consenting HoldCo Equityholders; (f) the Committee; (g) the Backstop Parties; (~~g~~h) the Exit Facility Agents; (~~h~~i) the Exit Commitment Parties; (~~i~~j) the lenders under the Exit Facility; (~~j~~k) the Exit notes Trustee; (~~k~~l) the Exit Noteholders; (~~l~~m) all holders of Claims and Interests who vote to accept the Plan; (~~m~~n) all holders of Claims in Classes that are deemed to accept the Plan; (~~n~~o) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the release provided by the Plan; and (~~o~~p) with respect to each of the foregoing parties in clauses (a) through (~~n~~o), each of the Entity’s current and former Affiliates, and such Entities and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

9.    The Debtors have modified Article I.167 of the Plan as follows:

167.    “Releasing Parties” means collectively, and in each case solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting HoldCo Noteholders; (d) the HoldCo Notes Indenture Trustee; (e) the Consenting HoldCo Equityholders; (f) the Committee; (g) the Backstop Parties; (~~g~~h) the exit Facility Agents; (~~h~~i) the Exit Commitment Parties; (~~i~~j) the lenders under the Exit Facility; ~~(j~~k) the Exit Notes Trustee; (~~k~~l) the Exit Noteholders; (~~l~~m) all holders of Claims and Interests who vote to accept the Plan; (~~m~~n) all holders of Claims in Classes that are deemed to accept the Plan; (~~n~~o) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (~~o~~p) with respect to each of the foregoing parties in clauses (a) though (~~n~~o), each such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

10.    The Debtors have modified Article VI.1 of the Plan as follows:

6.1	Distributions on Account of Claims Allowed and Existing HoldCo Common Stock Outstanding as of the Distribution Record Date

(a)	Delivery of Distributions in General

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest~~,~~ (or in the case of OpCo RCF Claims, the OpCo RCF Agent and the Debtors or the Reorganized Debtors), the Distribution Agent shall make distributions to holders of Allowed Claims and Existing HoldCo Common Stock, as applicable, as of the Distribution Record Date, at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution and in accordance with the Rights Offering Procedures.

If a Claim is not an Allowed Claim as of the Effective Date, the Distribution Agent shall distribute full amount of the distributions that the Plan provides for holders of Allowed Claims in each applicable Class by no later than the later or (i) the date provided for distribution under Article III of the Plan and (ii) as soon as reasonably practicable after allowance of such Claim.

11.    Pursuant to section 1127 of the Bankruptcy Code, the modifications to the Plan described or set forth in this Confirmation Order and the Plan filed on March 10, 2017 constitute technical changes, changes with respect to particular Claims by agreement with Holders of such Claims, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest. These modifications are consistent with the disclosures previously made pursuant to the Disclosure Statement and solicitation materials served pursuant to the Disclosure Statement Order, and notice of these modifications was adequate and appropriate under the facts and circumstances of the Chapter 11 Cases.

12.    In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that Holders of Claims and Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Accordingly, the Plan, as modified, is properly before this Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.

G.	Objections Overruled.

13.    Any resolution or disposition of objections to Confirmation explained or otherwise ruled upon by the Bankruptcy Court on the record at the Confirmation Hearing is hereby incorporated by reference. All unresolved objections, statements, and reservations of rights are hereby overruled on the merits.

H.	Disclosure Statement Order.

14.    On February 13, 2017, the Bankruptcy Court entered the Disclosure Statement Order [Docket No. 1115], as subsequently amended [Docket No. 1169], which, among other things, fixed March 6, 2017 at 4:00 p.m. (prevailing Central Time) as the deadline for objecting to the Plan (the “Plan Objection Deadline”) and March 13, 2017, at 4:00 p.m. (prevailing Central Time), as the deadline for voting to accept or reject the Plan (the “Voting Deadline”). The Disclosure Statement Order also set March 14, 2017, at 10:00 a.m. (prevailing Central Time) as the date and time for the Confirmation Hearing.

I.	Transmittal and Mailing of Materials; Notice.

15.    As evidenced by the Solicitation Affidavit, the Publication Affidavits, and the Voting Report, the Debtors provided due, adequate, and sufficient notice of the Plan, the Disclosure Statement, the Disclosure Statement Order, the Scheduling Orders, the Solicitation Packages, the Confirmation Hearing Notice, the Plan Supplement, and all the other materials distributed by the Debtors in connection with the Confirmation of the Plan in compliance with the Bankruptcy Rules, including Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”), and the procedures set forth in the Disclosure Statement Order. The Debtors provided due, adequate, and sufficient notice of the Voting and Plan Objection Deadline, the Confirmation Hearing (as may be continued from time to time), and any applicable bar dates and hearings described in the Disclosure Statement Order and the Scheduling Orders in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and the Disclosure Statement Order. No other or further notice is or shall be required.

J.	Solicitation.

16.    The Debtors solicited votes for acceptance and rejection of the Plan in good faith, and such solicitation complied with sections 1125 and 1126, and all other applicable sections, of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Disclosure Statement Order, the Bankruptcy Local Rules, and all other applicable rules, laws, and regulations. The Solicitation Packages provided the opportunity for voting creditors to opt in or opt out of the releases.

K.	Voting Report.

17.    Before the Confirmation Hearing, the Debtors filed the Voting Report. The Voting Report was admitted into evidence during the Confirmation Hearing. The procedures used to tabulate ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and all other applicable rules, laws, and regulations.

18.    As set forth in the Plan, Holders of Claims in Class 3 and Interests in Class 8 (collectively, the “Voting Classes”) were eligible to vote on the Plan in accordance with the Solicitation Procedures. Holders of Claims in Classes 1, 2, 4, and 5 (collectively, the “Deemed Accepting Classes”) are Unimpaired and conclusively presumed to accept the Plan and, therefore, did not vote to accept or reject the Plan. Holders of Intercompany Claims in Class 6 and Intercompany Interests in Class 7 either are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or Impaired and conclusively deemed to reject the Plan, and, therefore, are not entitled to vote to accept or reject the Plan. Holders of Interests in Class 9 (the “Deemed Rejecting Class”) are Impaired under the Plan, are entitled to no recovery under the Plan, and are therefore deemed to have rejected the Plan.

19.    As evidenced by the Voting Report, each Voting Class voted to accept the Plan.

L.	Bankruptcy Rule 3016.

20.    The Plan and all modifications thereto are dated and identify the Entities submitting them, thereby satisfying Bankruptcy Rule 3016(a). The Debtors appropriately filed the Disclosure Statement and Plan with the Bankruptcy Court, thereby satisfying Bankruptcy Rule 3016(b). The injunction, release, and exculpation provisions in the Disclosure Statement and Plan describe, in bold font and with specific and conspicuous language, all acts to be enjoined and identify the entities that will be subject to the injunction, thereby satisfying Bankruptcy Rule 3016(c).

M.	Burden of Proof.

21.    The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, the applicable evidentiary standard for Confirmation. Further, the Debtors have proven the elements of sections 1129(a) and 1129(b) by clear and convincing evidence. Each witness who testified on behalf of the Debtors in connection with the Confirmation Hearing was credible, reliable, and qualified to testify as to the topics addressed in his or her testimony.

N.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code.

22.    The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows:

a.	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

23.    The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, as required by section 1129(a)(1) of the Bankruptcy Code.

i.	Sections 1122 and 1123(a)(1)—Proper Classification.

24.    The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. In accordance with sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into nine different Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims, Professional Fee Claims, and Priority Tax Claims, which are addressed in Article II of the Plan and are not required to be designated as separate Classes by section 1123(a)(1) of the Bankruptcy Code). Valid business, factual, and legal reasons exist for the separate classification of such Claims and Interests, such classifications were not implemented for any improper purpose and do not unfairly discriminate between, or among, holders of Claims and Interests.

25.    In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims or Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. Accordingly, the Plan satisfies the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code.

ii.	Section 1123(a)(2)—Specification of Unimpaired Classes.

26.    Article III of the Plan specifies that Claims in Classes 1, 2, 4, and 5 are Unimpaired under the Plan and Claims and Interests in Classes 6 and 7 are either Impaired or Unimpaired under the Plan. In addition, Article II of the Plan specifies that Administrative Claims and Priority Tax Claims are Unimpaired, although the Plan does not classify these Claims. Accordingly, the Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

iii.	Section 1123(a)(3)—Specification of Treatment of Impaired Classes.

27.    Article III of the Plan specifies the treatment of each Impaired Class under the Plan. Accordingly, the Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.

iv.	Section 1123(a)(4)—No Discrimination.

28.    Article III of the Plan provides the same treatment to each Claim or Interest in any particular Class, as the case may be, unless the holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. Accordingly, the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

v.	Section 1123(a)(5)—Adequate Means for Plan Implementation.

29.    The Plan and the various documents included in the Plan Supplement provide adequate and proper means for the Plan’s execution and implementation, including: (a) the restructuring of the Debtors’ balance sheet and other financial transactions provided for by the Plan; (b) the New Organizational Documents; (c) the consummation of the transactions contemplated by the Plan Support Agreement, including the Rights Offering; (d) the borrowings under the Exit Facility; (e) a list of retained Causes of Action; (f) the Schedules of Assumed and Rejected Executory Contracts and Unexpired Leases (such assumptions and rejections, along with associated cure amounts, to be decided postpetition in accordance with the Disclosure Statement Order); (g) the cancellation of certain existing agreements, obligations, instruments, Claims, and Interests; (h) the continuance of certain agreements, obligations, instruments, and Interests, as provided in Article III of the Plan; (i) the vesting of the assets of the Debtors’ Estates in the Reorganized Debtors; (j) the form of the Reorganized Debtors’ Management Incentive Plan; and (k) the execution, delivery, filing, or recording of all contracts, instruments, releases, and other agreements or documents in furtherance of the Plan. Accordingly, the Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

vi.	Section 1123(a)(6)—Non-Voting Equity Securities.

30.    The New Organizational Documents prohibit the issuance of non-voting securities. Accordingly, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

vii.	Section 1123(a)(7)—Directors, Officers, and Trustees.

31.    The manner for selection of the New Board is set forth in the Plan. The selection of the New Board is consistent with the interests of holders of Claims and Interests and public policy. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

b.	Section 1123(b)—Discretionary Contents of the Plan.

32.    The Plan’s discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code. Thus, the Plan satisfies section 1123(b).

i.	Impairment/Unimpairment of Any Class of Claims or Interests.

33.    Pursuant to the Plan, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

ii.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

34.    Article V of the Plan provides for the assumption of the Debtors’ Executory Contracts and Unexpired Leases as of the Effective Date unless such Executory Contract or Unexpired Lease: (a) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (b) has been previously rejected by a Final Order; (c) is the subject of a motion to reject an Executory Contract or Unexpired Lease that is pending on the Confirmation Date, or pursuant to which the requested date of rejection is after the Effective Date; or (d) is the subject of an objection to assumption that is filed by March 21, 2017 at 4:00 p.m., prevailing Central Time (in which case, such contract or unexpired lease will only be assumed if the Bankruptcy Court overrules such objection or the parties resolve such objection to allow for such assumption).

iii.	Compromise and Settlement.

35.    Except as otherwise set forth in the Plan or herein, in accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided under the Plan and the support of the Plan Support Parties, the provisions of the Plan constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that all holders of Claims or Interests may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. Such compromise and settlement is fair, equitable, and reasonable and in the best interests of the Debtors and their Estates.

36.    The Plan incorporates an integrated compromise and settlement (the “Settlement”) of numerous Claims, issues and disputes designed to achieve a beneficial and efficient resolution of the Chapter 11 Cases for all parties in interest. Accordingly, except as otherwise set forth in the Plan or herein, in consideration for the distributions and other benefits provided under the Plan, including the release, exculpation, and injunction provisions, the Plan shall constitute a good faith compromise and settlement of all claims and controversies resolved pursuant to the Plan, including, without limitation, the settlement of issues and disputes related to certain contracts to which Debtors are a party and the valuation of the Debtors’ businesses. Each component of the compromise and settlement, including the treatment of Claims and Interests pursuant to the Plan, is an integral, integrated and inextricably linked part of the Settlement.

37.    Based upon the representations and arguments of counsel to the Debtors and all other testimony either actually given or proffered and other evidence introduced at the Confirmation Hearing and the full record of the Chapter 11 Cases, this Confirmation Order constitutes the Bankruptcy Court’s approval of the Settlement incorporated in the Plan, because, among other things: (a) the Settlement reflects a reasonable balance between the possible success of litigation with respect to each of the settled claims and disputes, on the one hand, and the benefits of fully and finally resolving such claims and disputes and allowing the Debtors to expeditiously exit chapter 11, on the other hand; (b) absent the Settlement, there is a likelihood of complex and protracted litigation involving, among other things, the settled claims and disputes, with the attendant expense, inconvenience and delay that has a possibility to derail the Debtors’ reorganization efforts; (c) each of the parties supporting the Settlement, including the Debtors and the Plan Support Parties, are represented by counsel that is recognized as being knowledgeable, competent, and experienced; (d) the Settlement is the product of arm’s-length bargaining and good faith negotiations between sophisticated parties; and (e) the Settlement is fair, equitable, and reasonable and in the best interests of the Debtors, the Reorganized Debtors, their respective Estates and property, creditors, and other parties in interest, will maximize the value of the Estates by preserving and protecting the ability of the Reorganized Debtors to continue operating outside of bankruptcy protection and in the ordinary course of business and is essential to the successful implementation of the Plan. Based on the foregoing, the Settlement satisfies the requirements of applicable Fifth Circuit law for approval of settlements and compromises pursuant to Bankruptcy Rule 9019.

38.    The releases of the Debtors’ directors, officers and managers are an integral component of the Settlement. The Debtors’ directors, officers and managers: (a) made a substantial and valuable contribution to the Debtors’ restructuring and the estates; (b) invested significant time and effort to make the restructuring a success and preserve the value of the Debtors’ estates; and (c) are entitled to indemnification from the Debtors under state law, organizational documents, and agreements. Litigation by the Debtors against the Debtors’ directors, officers and managers would be a distraction to the Debtors’ business and restructuring and would decrease rather than increase the value of the estates. The releases of the Debtors’ directors, officers and managers contained in the Plan have the consent (including deemed consent) of the Debtors and the Releasing Parties and are in the best interests of the estates.

iv.	Debtor Release.

39.    In accordance with section 1123(b)(3)(A) of the Bankruptcy Code, the releases of claims and Causes of Action by the Debtors described in Section 8.2 of the Plan (the “Debtor Release”) represent a valid exercise of the Debtors’ business judgment under Bankruptcy Rule 9019. The Debtors’ or the Reorganized Debtors’ pursuit of any such claims against the Released Parties is not in the best interests of the Estates’ various constituencies because the costs involved would likely outweigh any potential benefit from pursuing such claims. The Debtor Release is fair and equitable and complies with the absolute priority rule.

40.    Creditors and interest holders in the Voting Classes have voted in favor of the Plan, including the Debtor Release. The Plan, including the Debtor Release, was negotiated by sophisticated parties represented by able counsel and financial advisors. The Debtor Release is therefore the result of an arm’s-length negotiation process.

41.    The Debtor Release appropriately offers protection to parties that participated in the Debtors’ restructuring process. Specifically, the Released Parties under the Plan—including the HoldCo Noteholder Committee and the Equityholder Committee, the Exit Facility Agents, the Exit Commitment Parties, the lenders under the Exit Facility, the Exit Notes Trustee, and the Exit Noteholders—made significant concessions and contributions to the Debtors’ Chapter 11 Cases, including, as applicable, entering into the Plan Support Agreement and related agreements, actively supporting the Plan and the Chapter 11 Cases, settling and compromising substantial rights and claims against the Debtors under the Plan, committing to fund the $580 million Rights Offering, and committing to fund the $2.4 billion Exit Facility. The Debtor

Release for the Debtors’ directors, officers and managers is appropriate because the Debtors’ directors, officers and managers share an identity of interest with the Debtors, supported the Plan and the Chapter 11 Cases, and actively participated in meetings, negotiations, and implementation of the restructuring during the Chapter 11 Cases, and have provided other valuable consideration to the Debtors to facilitate the Debtors’ reorganization.

42.    The scope of the Debtor Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases. In light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan, the Debtor Release is approved.

v.	Release by Holders of Claims and Interests.

43.    The release by the Releasing Parties (the “Third Party Release”), set forth in Section 8.3 of the Plan, is an essential provision of the Plan. The Third Party Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the claims and Causes of Action released by the Third Party Release; (c) materially beneficial to, and in the best interests of the Debtors, their Estates, and their stakeholders, and is important to the overall objectives of the Plan to finally resolve certain Claims among or against certain parties in interest in the Chapter 11 Cases; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any of the Releasing Parties asserting any claim or Cause of Action released by the Third Party Release against any of the Released Parties; and (g) consistent with sections 105, 524, 1123, 1129, and 1141 and other applicable provisions of the Bankruptcy Code.

44.    The Third Party Release is an integral part of the Plan. Like the Debtor Release, the Third Party Release facilitated participation in both the Debtors’ Plan and the chapter 11 process generally. The Third Party Release is instrumental to the Plan and was critical in incentivizing the parties to support the Plan and preventing potentially significant and time-consuming litigation regarding the parties’ respective rights and interests. The Third Party Release was a core negotiation point in connection with the Plan Support Agreement and Exit Facility and instrumental in developing a Plan that maximized value for all of the Debtors’ stakeholders and preserved the Debtors’ business as a going concern. As such, the Third Party Release appropriately offers certain protections to parties who constructively participated in the Debtors’ restructuring process by supporting the Plan through the Plan Support Agreement, Unimpaired Creditors whose claims are being satisfied in full in cash or otherwise receiving a full recovery, or holders of Claims or Interests that abstained from voting but did not opt out of the Third Party Release (to the extent such holders of Claims or Interests were entitled to opt out of the Third Party Release under the Plan). Furthermore, the Third Party Release is consensual as the parties in interest, including the Releasing Parties, were provided notice of the chapter 11 proceedings, the Plan, and the deadline to object to confirmation of the Plan, and voting creditors and interest holders were given the opportunity to opt in or opt out of the Third Party Release, and the release provisions of the Plan were conspicuous, emphasized with boldface type in the Plan, the Disclosure Statement, and the ballots.

45.    The scope of the Third Party Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases, and parties received due and adequate notice of the Third Party Release. Among other things, the Plan provides appropriate and specific disclosure with respect to the claims and Causes of Action that are subject to the Third Party Release, and no other disclosure is necessary. The Debtors, as evidenced by the Solicitation Affidavit, provided sufficient notice of the Third Party Release, and no further or other notice is necessary. The Third Party Release is specific in language, integral to the Plan, a condition of the Settlement, and given for substantial consideration. In light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Third Party Release to the Plan, the Third Party Release is approved.

vi.	Exculpation.

46.    The exculpation provisions set forth in Section 8.4 of the Plan are essential to the Plan. The record in the Chapter 11 Cases fully supports the exculpation and the exculpation provisions set forth in Section 8.4 of the Plan, which are appropriately tailored to protect the Exculpated Parties from unnecessary litigation.

vii.	Injunction.

47.    The injunction provisions set forth in section 8.5 of the Plan are essential to the Plan and are necessary to implement the Plan and to preserve and enforce the discharge, Debtor Release, the Third Party Release, and the exculpation provisions in Section 8.4 of the Plan. Such injunction provisions are appropriately tailored to achieve those purposes.

viii.	Preservation of Claims and Causes of Action.

48.    Section 4.18 of the Plan appropriately provides for the preservation by the Debtors of certain Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. Causes of Action not released by the Debtors or exculpated under the Plan will be retained by the Reorganized Debtors as provided by the Plan. The Plan is specific with respect to the Causes of Action to be retained by the Debtors, and the Plan and Plan Supplement provide meaningful disclosure with respect to the potential Causes of Action that the Reorganized Debtors may retain, and all parties in interest received adequate notice with respect to such Causes of Action. The provisions regarding Causes of Action in the Plan are appropriate and in the best interests of the Debtors, their respective Estates, and Holders of Claims and Interests. For the avoidance of any doubt, Causes of Action released or exculpated under the Plan will not be retained by the Reorganized Debtors.

ix.	Lien Releases.

49.    Except as otherwise specifically provided in the Plan, the Exit Facility Documents (which, for the avoidance of doubt, includes the purchase agreement in connection with the issuance of the Exit Notes included in the Plan Supplement (the “Exit Notes Purchase Agreement”)), the Management Incentive Plan, the OpCo Group Stipulation, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, to implement the Plan, it is necessary that all mortgages, deeds of trust, Liens, pledges, encumbrances, or other security interests against any property of the Debtors’ Estates or rights related to any Claim or rights related to any Claim or Interest, including, without limitation, in connection with the HoldCo Notes Indentures, the OpCo Notes MNPA, the OpCo Notes, the OpCo RCF, and all Interests in HoldCo, be terminated, null and void, and of no effect and be fully released and discharged as set forth in Section 8.7 of the Plan (the “Lien Releases”). The provisions of the Lien Releases are appropriate, fair, equitable and reasonable and in the best interests of the Debtors, their Estates, and holders of Claims and Interests.

x.	Additional Plan Provisions.

50.    The other discretionary provisions of the Plan, including the Plan Supplement, are appropriate and consistent with applicable provisions of the Bankruptcy Code, including, without limitation, provisions for the allowance of certain Claims and Interests, treatment of indemnification obligations, and the retention of court jurisdiction.

c.	Section 1123(d)—Cure of Defaults.

51.    Section 5.3 of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section

365(b)(1) of the Bankruptcy Code. Any monetary defaults under each Assumed Executory Contract or Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash, subject to the limitations described in Section 5.3 of the Plan, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Any disputed cure amounts will be determined in accordance with the procedures set forth in Section 5.3 of the Plan, and applicable bankruptcy and nonbankruptcy law. As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with respect to assumed Executory Contracts and Unexpired Leases in accordance with section 365(b)(1) of the Bankruptcy Code. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

d.	Section 1129(a)(2)—Compliance of the Debtors and Others with the Applicable Provisions of the Bankruptcy Code.

52.    The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, 1128, and 1129, and with Bankruptcy Rules 2002, 3017, 3018, and 3019.

53.    The Debtors and their agents solicited votes to accept or reject the Plan after the Bankruptcy Court approved the adequacy of the Disclosure Statement, pursuant to section 1125(a) of the Bankruptcy Code and the Disclosure Statement Order.

54.    The Debtors and their agents have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e), and in a manner consistent with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 8.4 of the Plan. The Debtors, the Consenting HoldCo Noteholders, the Consenting HoldCo Equityholders, and their respective agents and Affiliates have participated in good faith and in compliance with applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of the New Common Stock, and the Debtors, the Consenting HoldCo Noteholders, the Consenting HoldCo Equityholders, and their respective agents and Affiliates shall not be held liable on account of such participation for violation of any applicable law, rule, or regulation governing the offer, issuance, sale, or purchase of such securities.

55.    The Debtors and their agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan, so long as such distributions are made consistent with and pursuant to the Plan.

e.	Section 1129(a)(3)—Proposal of Plan in Good Faith.

56.    The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Debtors’ good faith is evident from the facts and record of the Chapter 11 Cases, the Disclosure Statement, the hearing on the Disclosure Statement, and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Cases.

57.    The Plan is the product of good faith, arm’s-length negotiations by and among the Debtors, the Debtors’ directors, officers and managers, the Plan Support Parties, the Committee, and the other constituencies involved in the Chapter 11 Cases. The Plan itself and the process leading to its formulation provide independent evidence of the Debtors’ and such other parties’ good faith, serve the public interest, and assure fair treatment of holders of Claims and Interests. Consistent with the overriding purpose of chapter 11, the Debtors filed the Chapter 11 Cases with the belief that the Debtors were in need of reorganization and the Plan was negotiated and proposed with the intention of accomplishing a successful reorganization and maximizing stakeholder value and for no ulterior purpose. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

f.	Section 1129(a)(4)—Court Approval of Certain Payments as Reasonable.

58.    Any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan, for services or costs and expenses in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable. Accordingly, the Plan satisfies the requirements of section 1129(a)(4).

g.	Section 1129(a)(5)—Disclosure of Directors, Officers and Managers and Consistency with the Interests of Creditors and Public Policy.

59.    The identities of the Reorganized Debtors’ directors, officers and managers, to the extent known, were disclosed prior to the Confirmation Hearing. To the extent that such directors, officers and managers are insiders, the nature of their compensation has been disclosed to the extent known and reasonably practicable. To the extent not known, the Reorganized Debtors’ initial directors, officers and managers will be determined in accordance with the Plan.

60.    Accordingly, the Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code.

h.	Section 1129(a)(6)—Rate Changes.

61.    The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and therefore will not require governmental regulatory approval. Therefore, section 1129(a)(6) of the Bankruptcy Code does not apply to the Plan.

i.	Section 1129(a)(7)—Best Interests of Holders of Claims and Interests.

62.    The evidence in support of the Plan that was proffered or adduced at the Confirmation Hearing, and the facts and circumstances of the Chapter 11 Cases, establishes that each holder of Allowed Claims or Interests in each Class will recover as much or more value under the Plan on account of such Claim or Interest, as of the Effective Date, than the amount such holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. As a result, the Debtors have demonstrated that the Plan is in the best interests of their creditors and equity holders and the requirements of section 1129(a)(7) of the Bankruptcy Code are satisfied.

j.	Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Certain Impaired Classes; Fairness of Plan with Respect to Deemed Rejecting Class.

63.    The Deemed Accepting Classes are Unimpaired under the Plan and are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Nevertheless, because the Plan has not been accepted by the Deemed Rejecting Class, the Debtors seek Confirmation under section 1129(b), solely with respect to the Deemed Rejecting Class, rather than section 1129(a)(8), of the Bankruptcy Code. Although section 1129(a)(8) has not been satisfied with respect to the Deemed Rejecting Class, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the Deemed Rejecting Class and thus satisfies section 1129(b) of the Bankruptcy Code with respect to such Class as described further below. As a result, the requirements of section 1129(b) of the Bankruptcy Code are satisfied.

k.	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

64.    The treatment of Administrative Claims, Professional Fee Claims, and Priority Tax Claims under Article II of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

l.	Section 1129(a)(10)—Acceptance by at Least One Impaired Class.

65.    As set forth in the Voting Report, each Impaired Class that was entitled to vote on the Plan has voted to accept the Plan. Specifically, holders of Claims in Class 3 and Interests in Class 8 voted to accept the Plan. As such, with respect to each Debtor’s Plan there is either at least one class of Claims that is Impaired under the Plan and has accepted the Plan, determined without including any acceptance of the Plan by any insider (as defined by the Bankruptcy Code) or each Class of Claims or Interests is treated as unimpaired under such Debtor’s Plan. Accordingly, the requirements of section 1129(a)(10) of the Bankruptcy Code are satisfied.

m.	Section 1129(a)(11)—Feasibility of the Plan.

66.    The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence supporting the Plan proffered or adduced by the Debtors at or before the Confirmation Hearing: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) has not been controverted by other persuasive evidence; (c) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization; (d) establishes that the Debtors will have sufficient funds available to meet their obligations under the Plan—including sufficient amounts of Cash to reasonably ensure payment of, all Allowed Claims, Allowed Administrative Claims, Allowed Professional Fee Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Secured Non-Tax Claims, Allowed OpCo Funded Debt Claims, and Allowed General Unsecured Claims that will receive cash distributions pursuant to the terms of the Plan, Oil and Gas Property Rights, and other expenses in accordance with the terms of the Plan and section 507(a) of the Bankruptcy Code; and (e) establishes that the Debtors or the Reorganized Debtors, as applicable, will have the financial wherewithal to pay any Claims that accrue, become payable, or are allowed by Final Order following the Effective Date.

67.    Accordingly, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

n.	Section 1129(a)(12)—Payment of Statutory Fees.

68.    Section 2.4 of the Plan provides that all fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at the Confirmation Hearing in accordance with section 1128 of the Bankruptcy Code, will be paid by the applicable Debtor (on the Effective Date) or each of the applicable Reorganized Debtors for each quarter (including any fraction of a quarter) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first. Accordingly, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

o.	Section 1129(a)(13)—Retiree Benefits.

69.    Pursuant to section 1129(a)(13) of the Bankruptcy Code, and as provided in Section 4.16 of the Plan, the Reorganized Debtors will continue to pay all obligations on account of retiree benefits (as such term is used in section 1114 of the Bankruptcy Code) on and after the Effective Date in accordance with applicable law. As a result, the requirements of section 1129(a)(13) of the Bankruptcy Code are satisfied.

p.	Section 1129(a)(14), (15), and (16)—Domestic Support Obligations, Individuals, and Nonprofit Corporations.

70.    The Debtors do not owe any domestic support obligations, are not individuals, and are not nonprofit corporations. Therefore, sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to the Chapter 11 Cases.

q.	Section 1129(b)—Confirmation of Plan Over Nonacceptance of Impaired Classes.

71.    Notwithstanding the fact that the Deemed Rejecting Class has not accepted the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code because: (a) each Voting Class voted to accept the Plan; and (b) the Plan does not discriminate unfairly and is fair and equitable with respect to the Interests in the Deemed Rejecting Class. As a result, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Thus, the Plan may be confirmed even though section 1129(a)(8) of the Bankruptcy Code is not satisfied. After entry of this Confirmation Order and upon the occurrence of the Effective Date, the Plan shall be binding upon the members of the Deemed Rejecting Class.

r.	Section 1129(c)—Only One Plan.

72.    Other than the Plan (including previous versions thereof), no other plan has been filed in the Chapter 11 Cases. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code are satisfied.

s.	Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes or Section 5 of the Securities Act.

73.    No Governmental Unit has requested that the Bankruptcy Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not such avoidance. Accordingly, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

t.	Section 1129(e)—Not Small Business Cases.

74.    The Chapter 11 Cases are not small business cases, and accordingly, section 1129(e) of the Bankruptcy Code does not apply to the Chapter 11 Cases.

u.	Satisfaction of Confirmation Requirements.

75.    Based upon the foregoing and all other pleadings and evidence proffered or adduced at or prior to the Confirmation Hearing, the Plan and the Debtors, as applicable, satisfy all the requirements for plan confirmation set forth in section 1129 of the Bankruptcy Code.

v.	Good Faith.

76.    The Debtors have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan is the product of extensive collaboration among the Debtors and key stakeholders and accomplishes this goal. Accordingly, the Debtors or the Reorganized Debtors, as appropriate, have been, are, and will continue acting in good faith if they proceed to: (a) consummate the Plan, the Restructuring Transactions, the Rights Offering, the Exit Facility Documents, the Exit Notes Purchase Agreement, the Management Incentive Plan, and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code.

w.	Disclosure: Agreements and Other Documents.

77.    The Debtors have disclosed all material facts, to the extent applicable, regarding: (a) the adoption of the New Organizational Documents or similar constituent documents; (b) the identity of the initial members of the New Board to the extent known and selection process therefore; (c) the method and manner of distributions under the Plan; (d) the issuance of New Common Stock; (e) the adoption, execution, and implementation of the other matters provided for under the Plan, including those involving corporate action to be taken by or required of the Debtors or Reorganized Debtors, as applicable; (f) all compensation plans, including the Management Incentive Plan; (g) the Exit Facility; (h) the Rights Offering and Backstop Commitment Agreement; (i) securities registration exemptions; (j) the exemption under section 1146(a) of the Bankruptcy Code; (k) the retained Causes of Action; and (l) the adoption, execution, and delivery of all contracts, leases, instruments, securities, releases, indentures, and other agreements related to any of the foregoing.

x.	Conditions to Effective Date.

78.    The Plan shall not become effective unless and until the conditions set forth in Section 9.1 of the Plan have been satisfied or waived pursuant to Section 9.2 of the Plan.

y.	Implementation.

79.    All documents and agreements necessary to implement the transactions contemplated by the Plan, including those contained or summarized in the Plan Supplement, the Exit Facility Documents, the Exit Notes Purchase Agreement, the New Organizational Documents, the Management Incentive Plan, and all other relevant and necessary documents have been negotiated in good faith and at arm’s length, are in the best interests of the Debtors, and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law. The Debtors are authorized to take any action reasonably necessary or appropriate to consummate such agreements and the transactions contemplated thereby.

z.	Vesting of Assets.

80.    Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, including the Exit Facility Documents, the Opco Noteholder Group Stipulation, and the OpCo Group Stipulation, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. For the avoidance of doubt, on the Effective Date, the property of each Reorganized Debtor shall be subject to new liens pursuant to the terms of the Exit Facility Documents, the Opco Noteholder Group Stipulation and the OpCo Group Stipulation; provided, that, in the case of any new liens pursuant to the terms of the OpCo Group Stipulation and the Opco Noteholder Group Stipulation, such new liens shall be granted only with respect to the Reserve Account (as defined below) for the benefit of the holders of Disputed Class 4 Claims (as defined below) and for no other purposes and such liens shall be released upon the resolution of the Disputed Class 4 Claims and the release of all funds necessary to satisfy the Allowed Disputed Class 4 Claims from the Reserve Account. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

aa.	Treatment of Executory Contracts and Unexpired Leases.

81.    Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, the Plan provides for the assumption of certain Executory Contracts and Unexpired Leases. The Debtors’ determinations regarding the assumption of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their Estates, holders of Claims and Interests and other parties in interest in the Chapter 11 Cases.

bb.	Exit Facility.

82.    The Exit Facility is an essential element of the Plan, is necessary for confirmation and consummation of the Plan, and is critical to the overall success and feasibility of the Plan. Entry into the Exit Facility is in the best interest of the Debtors, their Estates, and all holders of Claims or Interests. The Debtors have exercised reasonable business judgment in determining to enter into the Exit Facility and have provided sufficient and adequate notice of the material terms of each tranche thereof, including by filing the Exit Notes Purchase Agreement and the other Exit Facility Documents as part of the Plan Supplement. The terms and conditions are fair and reasonable, and were negotiated in good faith and at arm’s-length, and any credit extended to the Reorganized Debtors by the lenders pursuant to the Exit Facility shall be deemed to have been extended, made, assumed and assigned, issued, or made in good faith. Subject to the consultation and approval rights and conditions set forth in the Plan and the Plan Support Agreement, the Debtors are authorized without further approval of the Bankruptcy Court or any other party, to execute and deliver all agreements, guarantees, instruments, mortgages, control agreements, certificates, and other documents or take any necessary action to confirm, extend, reinstate, or assign and assume such existing documents relating to the Exit Facility and to perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities.

cc.	Objections.

83.    All parties have had a full and fair opportunity to litigate all issues raised in the objections to Confirmation of the Plan, or which might have been raised, and the objections have been fully and fairly litigated or resolved, including by agreed-upon reservations of rights as set forth in this Confirmation Order.

II.    ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:

84.    This Confirmation Order confirms the Plan in its entirety.

85.    This Confirmation Order approves the Plan Supplement, including the documents contained therein that may be amended through and including the Effective Date in accordance with and as permitted by the Plan. The terms of the Plan, the Plan Supplement, and the exhibits thereto are incorporated herein by reference and are an integral part of this Confirmation Order; provided that if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control solely to the extent of such conflict.

86.    All holders of Claims and Interests that voted to accept the Plan are conclusively presumed to have accepted the Plan as modified.

87.    The terms of the Plan, the Plan Supplement, all exhibits thereto, and this Confirmation Order shall be effective and binding as of the Effective Date on all parties in interest, including, but not limited to: (a) the Debtors; (b) the Committee; (c) the Plan Support Parties, and (d) all holders of Claims and Interests.

88.    The failure to include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, or any related document, agreement, or exhibit does not impair the effectiveness of that article, section, or provision; it being the intent of the Bankruptcy Court that the Plan, the Plan Supplement, and any related document, agreement, or exhibit are approved in their entirety.

89.    Each of the shares of New Common Stock shall be deemed “publicly traded securities” within the meaning of the definition of the “Distribution Record Date” under the Plan.

90.    The Distribution Record Date for determining which holders of Allowed OpCo Note Claims are eligible to receive distributions under the Plan shall be March 17, 2017.

A.	Objections.

91.    To the extent that any objections (including any reservations of rights contained therein) to Confirmation have not been withdrawn, waived, or settled before entry of this Confirmation Order, are not cured by the relief granted in this Confirmation Order, or have not been otherwise resolved as stated on the record of the Confirmation Hearing, all such objections (including any reservation of rights contained therein) are hereby overruled in their entirety and on their merits.

B.	Findings of Fact and Conclusions of Law.

92.    The findings of fact and the conclusions of law set forth in this Confirmation Order constitute findings of fact and conclusions of law in accordance with Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. All findings of fact and conclusions of law announced by the Bankruptcy Court at the Confirmation Hearing in relation to Confirmation, including the Confirmation Ruling, are hereby incorporated into this Confirmation Order. To the extent that any of the following constitutes findings of fact or conclusions of law, they are adopted as such. To the extent any finding of fact or conclusion of law set forth in this Confirmation Order (including any findings of fact or conclusions of law announced by the Bankruptcy Court at the Confirmation Hearing and incorporated herein) constitutes an order of this Court, it is adopted as such.

C.	Post-Confirmation Modification of the Plan.

93.    Subject to the limitations and terms contained in section 10.1 of the Plan, the Debtors are hereby authorized to amend or modify the Plan at any time prior to the substantial consummation of the Plan, but only in accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, without further order of this Court.

D.	Plan Classification Controlling.

94.    The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder and the classifications set forth on the ballots tendered to or returned by the holders of Claims or Interests in connection with voting on the Plan: (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.

E.	General Settlement of Claims and Interests.

95.    Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Final Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies resolved pursuant to the Plan. All distributions made to holders of Allowed Claims and Interests in any Class are intended to be and shall be final.

F.	Restructuring Transactions.

96.    On the Effective Date, or as soon as reasonably practicable thereafter in the case of clauses (2), (3), (4), and (6) below, the Reorganized Debtors shall take all actions as may be necessary or appropriate in accordance with the Plan Support Agreement to effectuate the Restructuring Transactions, including, without limitation: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and Plan Support Agreement, and that satisfy the requirements of applicable law and any other terms in accordance with the Plan to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, and having other terms in accordance with the Plan to which the applicable Entities agree, that are necessary to consummate the Plan; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (4) such other transactions that are required to effectuate the Restructuring Transactions; (5) the execution and delivery of the Exit Facility Documents; and (6) other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law and in accordance with the Plan, but in each case only to the extent not inconsistent with the Plan Support Agreement, the Backstop Commitment Agreement and the Exit Facility Documents.

G.	Corporate Action.

97.    On the Effective Date, or as soon thereafter as is reasonably practicable in the case of clauses (1), (5), (6), (7), and (8) below, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including, as applicable: (1) the adoption and/or filing of the New Organizational Documents; (2) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (3) the authorization, issuance, and distribution of New Common Stock, including upon the exercise of the Holdco Equityholder Subscription Rights and Holdco Noteholder Subscription Rights; (4) the execution of and entry into the Exit Facility Documents; (5) the execution of and entry into the Registration Rights Agreement; (6) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases (subject to the other provisions of this Confirmation Order); (7) the implementation of the Restructuring Transactions; and (8) all other actions contemplated by the Plan or the Exit Facility Documents (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtors and any corporate action required by the Debtors or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Reorganized HoldCo, or the other Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions, including the Exit Facility Documents) in the name of and on behalf of the Reorganized Debtors, including any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court.

H.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.

98.    Except as otherwise provided in the Plan or this Confirmation Order, each of the Debtors will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, conversion, dissolution or otherwise) under applicable law, and on the Effective Date, all property of the Estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in the applicable Reorganized Debtors, free and clear of all Claims, liens, charges, other encumbrances, Interests and other interests.

99.    On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by this Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Confirmation Order.

I.	Plan Implementation Authorization.

100.    The Debtors or the Reorganized Debtors, as the case may be, and their respective directors, officers, members, agents, and attorneys, financial advisors, and investment bankers are authorized and empowered from and after the date hereof to negotiate, execute, issue, deliver, implement, file, or record any contract, instrument, release, or other agreement or document related to the Plan, as the same may be modified, amended and supplemented, and to take any action necessary or appropriate to implement, effectuate, consummate, or further evidence the Plan in accordance with its terms and the terms hereof, or take any or all corporate actions authorized to be taken pursuant to the Plan or this Confirmation Order, whether or not specifically referred to in the Plan or any exhibit thereto, without further order of the Bankruptcy Court. To the extent applicable, any or all such documents shall be accepted upon presentment by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

Pursuant to section 10.301 of the Business Organization Code of the State of Texas and any comparable provision of the business corporation laws of any other state, as applicable, no action of the Debtors’ boards of directors or the Reorganized Debtors’ boards of directors will be required to authorize the Debtors or Reorganized Debtors, as applicable, to enter into, execute and deliver, adopt or amend, as the case may be, any such contract, instrument, release, or other agreement or document related to the Plan, and following the Effective Date, each of the Plan documents will be a legal, valid, and binding obligation of the Debtors or Reorganized Debtors, as applicable, enforceable against the Debtors and the Reorganized Debtors in accordance with the respective terms thereof. The Debtors may also take additional steps on the Effective Date to consolidate and streamline their organization, including, among other things, the merger, liquidation, or consolidation of one or more of the Debtors, including, but not limited to, Keystone Gas Gathering, LLC, Ultra Resources, Inc., Ultra Wyoming, Inc., Ultra Wyoming LGS, LLC, UP Energy Corporation, UPL Pinedale, LLC, and UPL Three Rivers Holdings, LLC. On or prior to the Effective Date, the Debtors or Reorganized Debtors may effectuate the conversion of (i) UP Energy Corporation, a Nevada corporation, to UP Energy Corporation, a Delaware corporation, (ii) Ultra Resources, Inc., a Wyoming corporation, to Ultra Resources, Inc., a Delaware corporation, and (iii) Ultra Wyoming, Inc., a Wyoming corporation, to Ultra Wyoming, LLC, a Delaware limited liability company.

J.	The Exit Facility.

101.    On the Effective Date, the Reorganized Debtors are authorized to and shall (i) enter into the Exit Facility, the terms of which are set forth in the Exit Facility Documents, filed as part of the Plan Supplement, including any collateral agency agreement, notes, guarantees, collateral agreements, mortgages, or other documents or agreements delivered, executed, or entered in connection therewith, (ii) grant such Liens and security interests as necessary to provide security for the Debtors’ obligations under the Exit Facility Documents, in accordance with the terms thereof, (iii) perform all of their obligations under the Exit Facility Documents, (iv) make all payments of fees and reimbursement of expenses contemplated by the Exit Facility Documents and Exit Financing Agreements (including without limitation, fees and expenses of counsel to the Exit Commitment Parties), and the Exit Commitment Parties shall be paid in accordance with the terms thereof without any approval of any party in interest or any further order of the Bankruptcy Court, and (v) make such other modifications or amendments to the Exit Facility Documents as the Debtors and the Exit Commitment Parties may deem necessary or desirable in connection with the pricing or closing of the Exit Facility and the Exit Notes Purchase Agreement and the implementation thereof. This Confirmation Order constitutes approval of the Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and all previous modifications or amendments to the Exit Facility Documents and Exit Financing Agreements are ratified, to the extent not approved by the Bankruptcy Court previously. The Reorganized Debtors are authorized to execute and deliver any documents, or take any other action, necessary or appropriate or desirable in connection with the consummation of the transactions contemplated by the Exit Facility Documents, without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors and the Exit Commitment Parties may deem to be necessary to consummate the Exit Facility.

102.    The terms of the Exit Facility are fair and reasonable, and the Exit Facility was negotiated in good faith and at arm’s-length by the Debtors and the Exit Commitment Parties, and the guarantees, mortgages, pledges, encumbrances, Liens, and other security interests granted pursuant to the Exit Facility Documents are granted in good faith as inducement to the lenders thereunder to extend credit thereunder or the holders of the Exit Notes to purchase and make an investment in such Exit Notes, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents, including any collateral agency agreement.

103.    On the Effective Date of the Plan, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents and any collateral agency agreement, (b) shall be deemed automatically attached and perfected on the Effective Date of the Plan, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law; and the Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish, attach, and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the

Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law or desirable to give notice of such Liens and security interests to third parties.

104.    On the Effective Date of the Plan, all of the guarantees to be made or granted by any of the Reorganized Debtors in accordance with the Exit Facility Documents (a) shall be legal, binding, and enforceable guarantees by each such Reorganized Debtor in accordance with the terms of the Exit Facility Documents, and (b) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

105.    On the Effective Date of the Plan, and subject to the terms and conditions of the Exit Facility Documents, all of the mortgages and deeds of trust granted to the Exit Commitment Parties shall be in full force and effect and (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, and (b) shall be deemed automatically attached and perfected on the Effective Date of the Plan, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents.

K.	Rights Offering.

106.    The Rights Offering is in the best interests of the Debtors, their Estates, and their stakeholders, and is necessary and appropriate for the consummation of the Plan and operations of the Reorganized Debtors. The Debtors have provided sufficient and adequate notice of the Rights Offering to all parties in interest in the Chapter 11 Cases. The terms and conditions of the

Rights Offering Shares, as set forth in the Rights Offering Procedures, are, in each case, fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are approved.

L.	Cancellation of Notes, Instruments, Certificates, and Other Documents.

107.    On the Effective Date, except to the extent otherwise provided in the Plan or this Confirmation Order: (i) the obligations of the Debtors under the HoldCo Notes Indentures, the OpCo Notes MNPA, the OpCo Notes, the OpCo RCF, all Interests in HoldCo, and each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument, document, or agreement, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be cancelled and discharged and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided, that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture agreement, note, or other instrument or document that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of: (i) enabling the holder of such Claim or Interest to seek allowance, and receive distributions on account of such Claim or Interest under the Plan as provided herein or therein; (ii) preserving the OpCo RCF Agent’s right to any unpaid compensation or reimbursement of expenses (including reasonable legal fees) incurred prior to or following the Petition Date, and indemnification in accordance with the OpCo RCF; (iii) permitting the OpCo RCF Agent to enforce any obligations owed to it under the OpCo RCF and the Plan; (iv) preserving the HoldCo Notes Indenture Trustee’s right to compensation and indemnification under the applicable HoldCo Notes Indenture as against any money or property distributable to Holders of HoldCo Notes Claims, including without limitation, permitting the HoldCo Notes Indenture Trustee to maintain, enforce and exercise its respective Indenture Trustee Charging Liens against such distributions; and (v) permitting the HoldCo Notes Indenture Trustee to enforce any obligations owed to it under the Plan; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, this Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan or the Confirmation Order; provided, further, that, notwithstanding sections 3.2(d)(2)-(3) of the Plan, the Reorganized Debtors will pay all amounts due to the OpCo RCF Agent upon presentation of invoices in customary format and without the need for the OpCo RCF Agent to file any application for approval of such payment with the Bankruptcy Court; provided, further, that nothing in this paragraph shall effect a cancellation of any New Common Stock, Intercompany Interests, or Intercompany Claims.

108.    On and after the Effective Date, all duties and responsibilities of the HoldCo Notes Trustee and OpCo RCF Agent shall be discharged, unless otherwise specifically set forth in or provided for under the Plan or the Plan Supplement, except that with respect to the OpCo RCF Agent, such duties shall not be discharged to the extent necessary or appropriate to seek collection and allowance of any Claims against the Debtors under the OpCo RCF (including the Claims of the OpCo RCF Agent and the other holders of the OpCo RCF Claims) and/or any related documents and to receive and make distributions on account of and to the holders of the OpCo RCF Claims; provided, that nothing in this paragraph shall affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, this Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan or the Confirmation Order; provided, further, that notwithstanding sections 3.2(d)(2)-(3) of the Plan, the Reorganized Debtors will pay all amounts due to the OpCo RCF Agent upon presentation of invoices in customary format and without the need for the OpCo RCF Agent to file any application for approval of such payment with the Bankruptcy Court.

M.	Approval of Consents and Authorization to Take Acts Necessary to Implement Plan.

109.    This Confirmation Order shall constitute all authority, approvals, and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, securities, or agreements, and any amendments or modifications thereto.

N.	The Releases, Injunction, Exculpation, and Related Provisions Under the Plan.

110.    The following releases, injunctions, exculpations, and related provisions set forth in Article VIII of the Plan are incorporated herein in their entirety, are hereby approved and authorized in all respects, are so ordered, and shall be immediately effective on the Effective Date without further order or action on the part of this Court or any other party:

a.	Debtor Release.

111.    Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Action brought as counterclaims or defenses to Claims asserted against the Debtors), the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Backstop Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the Backstop Commitment Agreement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

112.    Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

b.	Release by Holders of Claims or Interests.

113.    Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Backstop Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the Backstop Commitment Agreement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction; (b) any post-Effective Date obligations of any party or Entity under the Plan Support Agreement, the Backstop Commitment, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or Plan Supplement; or (c) any individual from any claim related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

114.    Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in Section 8.3 of the Plan, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that each release described in Section 8.3 of the Plan is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of such Claims; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to Section 8.3 of the Plan.

c.	Exculpation.

115.    Notwithstanding anything contained herein to the contrary, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Backstop Commitment Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the Plan Support Agreement, the Rights Offering, the Backstop Commitment Agreement, the Exit Facility, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

d.	Injunction.

116.    Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.3 of the Plan, discharged pursuant to Section 8.1 of the Plan, or are subject to exculpation pursuant to Section 8.4 of the Plan shall be permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests discharged, released, exculpated, or settled pursuant to the Plan.

O.	Assumption and Cure of Executory Contracts.

117.    The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan (including the procedures regarding the resolution of any and all disputes concerning the assumption or rejection, as applicable, of such Executory Contracts and Unexpired Leases) shall be, and hereby are, approved in their entirety. For the avoidance of doubt, on the Effective Date, except as otherwise provided in the Plan and under the Backstop Approval Order, all Executory Contracts and Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than any Executory Contract or Unexpired Lease that: (a) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (b) has been previously rejected by a Final Order; (c) is the subject of a motion to reject an Executory Contract or Unexpired Lease that is pending on the Confirmation Date, or pursuant to which the requested date of rejection is after the Effective Date; or (d) is the subject of an objection to assumption that is filed by March 21, 2017 at 4:00 p.m., prevailing Central Time (in which case, such contract or unexpired lease will only be assumed if the Bankruptcy Court overrules such objection or the parties resolve such objection to allow for such assumption); provided that notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time through and including 45 days after the Effective Date. This Confirmation Order constitutes approval of such assumptions and the rejection of the Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease Schedule pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise specified on a schedule to the Plan or notice sent to a given party, each Executory Contract and Unexpired Lease listed or to be listed thereon shall include any and all modifications, amendments, supplements, restatements and other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such Executory Contract or Unexpired Lease, without regard to whether such agreement, instrument or other document is listed thereon.

118.    Unless a party to an Executory Contract objects to the Cure Costs identified in the Plan Supplement and any amendments thereto, as applicable, by the deadline established pursuant to the Disclosure Statement Order, March 21, 2017, the Debtors shall pay such Cure Costs in accordance with the terms of the Plan and the assumption of any Executory Contract or Unexpired Lease, pursuant to the Plan or otherwise, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any disputed Cure Costs shall be determined in accordance with the procedures set forth in Section 5.3 of the Plan, and applicable bankruptcy and nonbankruptcy law.

P.	Provisions Governing Distributions.

119.    The distribution provisions of Article VI of the Plan shall be, and hereby are, approved in their entirety. Except as otherwise set forth in the Plan or this Confirmation Order, the Debtors or Reorganized Debtors, as applicable, shall make all distributions required under the Plan. The timing of distributions required under the Plan or this Confirmation Order shall be made in accordance with and as set forth in the Plan or this Confirmation Order, as applicable.

Q.	Release of Liens.

120.    Except as otherwise specifically provided in the Plan, the Exit Facility Documents, the Management Incentive Plan, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, encumbrances, or other security interests against any property of the Estates or rights related to any Claim or Interest, including, without limitation, the HoldCo Notes Indentures, the OpCo Notes MNPA, the OpCo Notes, the OpCo RCF, and all Interests in HoldCo, shall be terminated, null and void, and of no effect and shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, encumbrances, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or any holder of a Secured Claim. The Holders of Secured Claims shall be authorized and directed to release any collateral or other property of any Debtor (including any Cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of any Liens, including the execution, delivery, and filing or recording of such release documents as may be requested by the Debtors (or the Reorganized Debtors, as the case may be). The future holders of liens under the Exit Facility Documents (collectively, the “New Liens”) are hereby authorized to file, with the appropriate authorities, financing statements and other documents (the “Perfection

Documents”) in order to evidence the New Liens, subject, in all cases, to any collateral agency agreement. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, if such Perfection Documents are filed prior to the Effective Date, then upon cancellation of the prior liens on the collateral subject to the New Liens, (i) such Perfection Documents shall be valid, binding, and in full force and effect, and (ii) the New Liens shall become obligations of the Reorganized Debtors, subject, in all cases, to any collateral agency agreement.

R.	Post-Confirmation Notices, Professional Compensation, and Bar Dates.

121.    In accordance with Bankruptcy Rules 2002 and 3020(c), no later than seven Business Days after the Effective Date, the Reorganized Debtors must cause notice of Confirmation and occurrence of the Effective Date (the “Notice of Confirmation”) to be served by United States mail, first-class postage prepaid, by hand, by overnight courier service, or by electronic service to all parties served with the Confirmation Hearing Notice; provided, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Confirmation Hearing Notice but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. For those parties receiving electronic service, filing on the docket is deemed sufficient to satisfy such service and notice requirements.

122.    To supplement the notice procedures described in the preceding sentence, no later than 10 Business Days after the Effective Date, the Reorganized Debtors must cause the Notice of Confirmation, modified for publication, to be published on one occasion in USA Today (national edition) and the Houston Chronicle. Mailing and publication of the Notice of Confirmation in the time and manner set forth in this paragraph will be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c). No further notice is necessary.

123.    The Notice of Confirmation will have the effect of an order of the Bankruptcy Court, will constitute sufficient notice of the entry of this Confirmation Order to filing and recording officers, and will be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

124.    Professionals or other Entities asserting a Professional Fee Claim for services rendered prior to the Confirmation Date must File an application for final allowance of such Fee Claim no later than the Administrative Claims Bar Date. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount this Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

125.    Except as otherwise provided in the Plan, requests for payment of Administrative Claims (other than Professional Fee Claims) must be Filed no later than 30 days following the Effective Date, and requests for payment of Professional Fee Claims must be Filed no later than 45 days following the Effective Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property, and such Administrative Claims will be deemed discharged as of the Effective Date. Payment of the reasonable and documented legal, professional, or other fees and expenses incurred by professionals engaged by the HoldCo Noteholder Committee and Equityholder Committee, as provided for under the Plan, the Plan Support Agreement, the Backstop Approval Order and/or this Confirmation Order, shall not require a request for payment of Administrative Claims to be Filed.

S.	Notice of Subsequent Pleadings.

126.    Except as otherwise provided in the Plan or in this Confirmation Order, notice of all subsequent pleadings in the Chapter 11 Cases after the Effective Date will be limited to the following parties: (a) the Reorganized Debtors and their counsel; (b) the U.S. Trustee; (c) any party known to be directly affected by the relief sought by such pleadings; and (d) any party that specifically requests additional notice in writing to the Debtors or Reorganized Debtors, as applicable, or files a request for notice under Bankruptcy Rule 2002 after the Effective Date. The Notice and Claims Agent shall not be required to file updated service lists.

T.	Securities Law Exemption.

127.    Pursuant to section 1145 of the Bankruptcy Code, the issuance of the New Common Stock (including the New Common Stock issuable in accordance with the terms set forth in the Management Incentive Plan) as contemplated by the Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law. The New Common Stock (a) is not a “restricted security” as defined in Rule 144(a)(3) under the Securities Act, and (b) is freely tradable and transferable by any initial recipient thereof that (i) at the time of transfer, is not an “affiliate” of the Reorganized Debtors, as the case may be, as defined in Rule 144(a)(1) under the Securities Act and has not been such an “affiliate” within 90 days of such transfer, and (ii) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

128.    The Exit Notes will be issued in one or more transactions that are exempt from the registration requirements of Section 5 of the Securities Act (including pursuant to Rule 144A and Regulation S). The Exit Notes will not be freely transferable absent registration under the Securities Act or an exemption therefrom.

129.    Notwithstanding anything to the contrary in the Plan, but subject to the terms and conditions of the Exit Facility Documents, no entity may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock is exempt from registration.

U.	Section 1146 Exemption.

130.    Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

V.	Preservation of Causes of Action.

131.    Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall have vested in them as of the Effective Date, and the Reorganized Debtors shall retain and may enforce, any claims, demands, rights, defenses and causes of action that the Debtor or the Estate may hold against any Entity. Each Reorganized Debtor or its successor may pursue such retained claims, demands, rights, defenses or causes of action, as appropriate, and may settle such claims after the Effective Date without notice to parties in interest or approval of this Court.

W.	Rights of Governmental Units Regarding Releases.

132.    For the avoidance of doubt, unless otherwise agreed or consented to by a Governmental Unit, no provision in the Plan or in the Confirmation Order: (a) releases any Released Parties or Exculpated Parties other than the Debtors or Reorganized Debtors from any claim or cause of action held by a Governmental Unit; or (b) enjoins, limits, impairs or delays any Governmental Unit from commencing or continuing any claim, suit, action, proceeding, cause of action, or investigation against any Released Parties or Exculpated Parties other than the Debtors or Reorganized Debtors.

X.	Reports.

133.    After the Effective Date, the Debtors have no obligation to file with the Bankruptcy Court or serve on any parties reports that the Debtors were obligated to file under the Bankruptcy Code or a Court order, including monthly operating reports (even for those periods for which a monthly operating report was not filed before the Effective Date), ordinary course professional reports, and monthly or quarterly reports for Professionals; provided that the Debtors will comply with the U.S. Trustee’s quarterly reporting requirements. From Confirmation through the Effective Date the Debtors will file such reports as are required under the Bankruptcy Local Rules.

Y.	Effectiveness of All Actions.

134.    Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, before, or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of the Bankruptcy Court, or further action by the Debtors and/or the Reorganized Debtors and their respective directors, officers, members, or stockholders, and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders.

Z.	Binding Effect.

135.    On the date of and after entry of this Confirmation Order and subject to the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and this Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, any and all holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or this Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or Interest has voted on the Plan.

136.    Pursuant to section 1141 of the Bankruptcy Code, subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Confirmation Order, all prior orders entered in the Chapter 11 Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder and all motions or requests for relief by the Debtors pending before this Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, the Reorganized Debtors and their respective successors and assigns.

AA.	Directors, Officers and Managers of Reorganized Debtors.

137.    As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the New Boards and the officers of each of the Reorganized Debtors shall be appointed in accordance with the Plan and New Organizational Documents and other constituent documents of each Reorganized Debtor, the New Board for Reorganized HoldCo will be composed of: (a) the five members of the HoldCo Board as of the date prior to the Effective Date; and (b) two additional directors reasonably acceptable to the Chairman of the pre-Effective Date HoldCo Board, selected by the existing board of directors after solicitation from a list of director candidates proposed by individual members of the HoldCo Noteholder Committee and the Equityholder Committee.

138.    Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors have, to the extent reasonably practicable and known, disclosed in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the New Boards, as well as those Persons that will serve as an officer of Reorganized Ultra or any of the Reorganized Debtors. To the extent that any director or officer of the Reorganized Debtors has not yet been determined, such determination will be made in accordance with the Plan and New Organizational Documents and such appointment is hereby approved. To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer has also been disclosed to the extent reasonably practicable. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors. After the Effective Date, each current employee who is party to an employment agreement with the Debtors shall either: (i) have such agreement assumed by the Reorganized Debtors pursuant to the Plan; or (ii) have such agreements, arrangements, programs, and plans continued to be honored by agreement with the Reorganized Debtors. Notwithstanding the foregoing, and unless otherwise provided in the Plan Supplement, all plans or programs calling for stock grants, stock issuances, stock reserves, or stock options shall be deemed rejected with regard to such issuances, grants, reserves, and options. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.

BB.	Management Incentive Plan.

139.    The Management Incentive Plan is hereby approved in all respects. The Initial MIP Grants are approved, and the New Board is authorized to adopt the Management Incentive Plan and grant the remainder of the Share Reserve to management from time to time pursuant thereto.

CC.	Ownership and Control.

140.    The Consummation of the Plan shall not constitute a change in ownership or change in control, as such terms are used in any statute, regulation, contract, or agreement, including, but not limited to, any assumption, assumption and assignment, insurance agreement, mortgage, letter of credit, or hedging arrangement, in effect on the applicable Effective Date and to which any Debtor is a party or under any applicable law of any unit of government.

DD.	Claims Reconciliation Process.

141.    The procedures and responsibilities for, and costs of, reconciling Disputed Claims shall be as set forth in the Plan or as otherwise ordered by the Bankruptcy Court.

142.    The Allowed amount of any General Unsecured Claims shall reflect postpetition interest calculated at the Federal Judgment Rate or such other rate as determined by the Bankruptcy Court at any time by Final Order to render such Claims Unimpaired. The Reorganized Debtors and any holders of Class 5 Claims expressly reserve all rights regarding disputes as to the appropriate postpetition interest rate. Therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to either the Reorganized Debtors or holders of Class 5 Claims regarding disputes as to the appropriate postpetition interest rate.

143.    Without limiting the terms of the OpCo Group Stipulation and the Opco Noteholder Group Stipulation, the Reorganized Debtors and any holders of Class 4 Claims expressly reserve all rights regarding disputes as to the appropriate postpetition interest rate. Therefore, no preclusion doctrine, including the doctrine of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to either the Reorganized Debtors or holders of Class 4 Claims regarding disputes as to the appropriate postpetition interest rate.

144.    To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. On the next Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, or as otherwise agreed, the Reorganized Debtors shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or pursuant to any Final Order of the Bankruptcy Court with respect to the Allowance of such Disputed Claim. Notwithstanding any other provisions of this Confirmation Order to the contrary, with respect to Disputed Class 4 Claims that ultimately become Allowed Claims, if any, the Reorganized Debtors shall distribute funds from the Reserve Account first to satisfy such Allowed Disputed Class 4 Claims until the Reserve Account no longer has funds before making any distribution from the Reorganized Debtors; provided, that the funds in the Reserve Account shall be released and distributed to the holders of the Class 4 Claims within 10 days after entry of a Final Order Allowing the Disputed Class 4 Claims, in each case, solely to the extent of Allowance of the Disputed Class 4 Claims.

EE.	Oil and Gas Property Rights.

145.    Holders of any Oil and Gas Property Rights will receive, in the ordinary course of business according to ordinary payment terms and practices, any payments owed to such holders and attributable to revenue held for distribution to them by the Debtors or the Reorganized Debtors, as applicable, under applicable nonbankruptcy law. All Proofs of Claim Filed on account of any such ordinary course revenue payments on account of any Oil and Gas Property Rights held for distribution by the Debtors shall be deemed satisfied and expunged from the Claims Register to the extent such payments have been distributed to the Entity that filed such Proof of Claim, without any further notice to or action, order, or approval of the Bankruptcy Court, as of entry of the Confirmation Order or the date of distribution of the applicable revenue payment, whichever is later; provided that nothing herein shall limit the rights or remedies of the holders of any Oil and Gas Property Rights to enforce any asserted claim for non-payment, breach, or any other asserted remedy in any court of competent jurisdiction and appropriate venue, nor of the Debtors or Reorganized Debtors to oppose jurisdiction and/or venue.

146.    The rights, claims, and defenses of the Debtors and Reorganized Debtors, and any holder of any Oil and Gas Property Right with respect to such matters shall be deemed fully reserved and preserved in all respects, including, without limitation, disputes regarding the appropriate postpetition interest rate. Therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to either the Reorganized Debtors or any holder of any Oil and Gas Property Right regarding disputes as to the appropriate postpetition interest rate. For the avoidance of doubt, the rights of any holder of an Oil and Gas Property Right shall not be altered by the Plan Injunction.

FF.	Professional Compensation and Reimbursement Claims.

147.    Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses incurred by the Debtors and, to the extent reimbursable under the Backstop Commitment Agreement, the HoldCo Noteholder Committee and Equityholder Committee. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, the Debtors and Reorganized Debtors (as applicable) are authorized to pay any and all professional fees as contemplated by and in accordance with the Plan.

GG.	Nonseverability of Plan Provisions upon Confirmation.

148.    Notwithstanding the possible applicability of Bankruptcy Rules 6004(g), 7062, 9014, or otherwise, the terms and conditions of this Confirmation Order will be effective and enforceable immediately upon its entry. Each term and provision of the Plan, and the transactions related thereto as it heretofore may have been altered or interpreted by the Bankruptcy Court is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except as provided by the Plan or this Confirmation Order; and (c) nonseverable and mutually dependent.

HH.	Waiver or Estoppel.

149.    Except as otherwise set forth in the Plan or this Confirmation Order, each holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel (or any other Entity), if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court before the Confirmation Date.

II.	Authorization to Consummate.

150.    The Debtors are authorized to consummate the Plan, including the transactions contemplated by the Exit Facility Documents, the Rights Offering and the Management Incentive Plan, at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan. The substantial consummation of the Plan, within the meaning of sections 1101(2) and 1127 of the Bankruptcy Code, is deemed to occur on the first date, on or after the Effective Date, on which distributions are made in accordance with the terms of the Plan to holders of any Allowed Claims or Interests.

JJ.	Certain Governmental Unit Issues.

151.    Nothing in the Confirmation Order or the Plan discharges, releases, precludes, or enjoins: (i) any liability to any Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Effective Date; (iii) any police or regulatory liability to a Governmental Unit that any Entity would be subject to under applicable non-bankruptcy law as the owner or operator of property after the Effective Date; or (iv) any liability to a Governmental Unit under applicable non-bankruptcy law on the part of any Entity other than the Debtors or Reorganized Debtors. Nor shall anything in the Confirmation Order or the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence. Nothing in the Confirmation Order or the Plan shall affect any setoff or recoupment rights of any Governmental Unit under section 553 of the Bankruptcy Code or applicable non-bankruptcy law. Nothing in the Confirmation Order or the Plan divests any tribunal of any jurisdiction it may have under police or regulatory law to adjudicate any defense asserted under the Confirmation Order or the Plan. Nothing in the Confirmation Order or the Plan shall require the United States to file a request for the payment of an expense described in section 503(b)(1)(B) or (C) of the Bankruptcy Code as a condition of it being an Allowed Administrative Claim.

KK.	Resolution of OpCo Group and OpCo Noteholder Group Objections [Docket Nos. 1269, 1274].[4]

152.    Without limiting the amounts due on the Effective Date pursuant to paragraph 16 of the OpCo Group Stipulation, on the Effective Date, the Debtors shall satisfy in full in Cash the principal amount of, the amendment fees, accrued prepetition interest at the contractual default rate, and postpetition interest at the Federal Judgment Rate as of the Petition Date in respect of the OpCo Funded Debt Claims in an aggregate amount of $2,538,251,561.05; provided that such payments shall not prejudice the relief requested by the Debtors or any other party in connection with the Debtors’ Claim Objection including, without limitation, the Debtors’ right to argue that postpetition interest at the Federal Judgment Rate should be offset against other claims that may be allowed. The balance of the asserted OpCo Funded Debt Claims, including without limitation,

[4]

To the extent terms used in this section are not otherwise defined in this Confirmation Order, such terms shall have the same meaning ascribed to them in the Stipulation Regarding Reserve for Disputed OpCo Funded Debt Claims and Resolution of Objection to Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1287] (the “OpCo Group Stipulation”) and/or the Stipulation with OpCo Noteholder Group Regarding Reserve for Disputed OpCo Funded Debt Claims and Resolution of Objection to Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1314] (the “OpCo Noteholder Group Stipulation”), as applicable.

on account of the Make-Whole Amount and postpetition interest from the Petition Date accruing at the contractual default rate (compounded at the applicable rate in accordance with the applicable underlying OpCo funded debt agreements), including on the principal, interest and Make-Whole Amounts, and, all unpaid fees and expenses, and postpetition interest at the contractual default rate (compounded at the applicable rate in accordance with the applicable underlying OpCo funded debt agreements) on all unpaid amounts accruing after the Effective Date and any other obligations due under the OpCo MNPA, the OpCo Notes, the OpCo RCF, and their related documents are referred to herein as the “Disputed Class 4 Claims”.

153.    Prior to the Effective Date, the Debtors will open a new interest bearing account at Bank of America, National Association (the “Depositary Bank”) over which the Exit Facility Lenders will not have control (the “Reserve Account”), the sole purpose of which will be to hold funds in trust for the benefit of the holders of the Allowed Class 4 Claims and that will be used to satisfy the Disputed Class 4 Claims that are Allowed by the Bankruptcy Court after the Effective Date. The Reserve Account shall be an Excluded Account (as defined under the Exit Term Loan Credit Agreement and Exit Revolving Credit Agreement). Prior to the Effective Date, the Debtors will (i) grant a security interest in the Reserve Account for the benefit of the holders of Disputed Class 4 Claims, and (ii) enter into a customary deposit account control agreement with the Depositary Bank for the benefit of the holders of Disputed Class 4 Claims; provided, that the grant of the security interest and the deposit account control agreement shall be in a form and substance reasonably acceptable to counsel to the OpCo Group and the OpCo Noteholder Group. The Debtors will use commercially reasonable efforts to open the Reserve Account, grant the security interest therein and enter into the deposit account control agreement, each as described in this paragraph, before the date that is five days prior to the Effective Date.

154.    The Debtors and Reorganized Debtors, as applicable, will cooperate with the appointment of an agent to the extent the OpCo Group and OpCo Noteholder Group reasonably determines that it is necessary in connection with entry into the deposit account control agreement in the Reserve Account.

155.    Within two (2) business days of the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will cause $400,000,000.00 to be deposited in the Reserve Account (together with interest thereon, the “Reserve Funds”).

156.    Neither the Debtors nor the Reorganized Debtors will seek the release of any portion of the Reserve Funds prior to the Bankruptcy Court’s entry of an Order regarding the Allowance of the Disputed Class 4 Claims without the consent of the OpCo Group and the OpCo Noteholder Group. Provided, if a partial release is ordered by the Court or agreed by the parties, the Court will order sufficient reserves to be retained to treat the Allstate claims.

157.    The Bankruptcy Court shall retain exclusive jurisdiction with respect to the Reserve Funds, notwithstanding any subsequent bankruptcy proceeding of the Reorganized Debtors.

158.    The amount of the Reserve Funds does not represent a determination, cap or other limitation of the Allowed amount (if any) or treatment of the Disputed Class 4 Claims.

159.    Except as otherwise provided herein or in the OpCo Group Stipulation and the OpCo Noteholder Group Stipulation, no creditor or any other party shall be granted relief with respect to the Reserve Funds. Except with regards to the holders of Disputed Class 4 Claims that become Allowed, the Reserve Funds shall not constitute part of any party’s Allowed claim or distribution.

160.    The Reserve Funds shall not be subject to setoff, recoupment or attachment.

161.    The Disputed Class 4 Claims shall include, without limitation, any amounts necessary to render the holders of the Allowed OpCo Funded Debt Claims Unimpaired.

162.    Any Allowed amount of the Disputed Class 4 Claims or order with respect to the treatment thereof under the Plan shall constitute a joint and several obligation of each of Reorganized Ultra Petroleum Corp., Reorganized Ultra Resources, Inc., and Reorganized UP Energy Corporation.

163.    Any Allowed amount of the Disputed Class 4 Claims or treatment of same in accordance with the Plan that is in excess of the Reserve Funds shall be paid by the Reorganized Debtors and distributed to the holders of the Class 4 Claims within ten days after entry of a Final Order Allowing the Disputed Class 4 Claims.

164.    Nothing in this Confirmation Order, the OpCo Group Stipulation or the OpCo Noteholder Group Stipulation shall affect the amount of any reserve, escrow or bond that the Bankruptcy Court may order in connection with the Reorganized Debtors’ or any other parties’ appeal of any Court order issued in connection with the Disputed Class 4 Claims.

165.    The Bankruptcy Court will fashion the appropriate appellate reserve, escrow or bond after its ruling in connection with the Allowance of the Disputed Class 4 Claims. All parties in interest shall be permitted to take a position regarding the amount of such reserve, escrow or bond; provided, that the Reorganized Debtors shall not be permitted to contest the need for or appropriateness of a reserve, escrow or bond, including without limitation on account of interest accruing on any Allowed portion of the Disputed Class 4 Claims, during the pendency of their appeal, nor shall they be permitted to argue that the continued availability of loans under the exit facility or other cash available to the Reorganized Debtors shall be an appropriate substitute for, or shall reduce the amount of such reserve, escrow or bond.

166.    Nothing in the Plan or this Confirmation Order, including without limitation the releases, exculpations and injunctions contained therein, shall be deemed to limit, release or waive any claims, defenses, counterclaims or other arguments of the holders of the OpCo Funded Debt Claims in connection with the Debtors’ Claim Objection and joinders thereto.

167.    On the Effective Date, the Debtors will pay to the OpCo Group’s and the OpCo Noteholder Group’s advisors an amount equal to all documented fees and expenses incurred through the Effective Date in connection with their representation of the OpCo Group and the OpCo Noteholder Group in connection with these Cases. The Debtors will not contest the reasonableness of any such advisor fees and expenses, including without limitation, the Monthly Fees, the Restructuring Fee or any reimbursable expenses contemplated by the Moelis & Company LLC engagement letter incurred on or before and to be paid on the Effective Date. Notwithstanding any other provision of the Plan or this Confirmation Order, all fees and expenses of the OpCo Group and the OpCo Noteholder Group incurred after the Effective Date will be paid by the Reorganized Debtors pursuant to the terms of the OpCo funded debt agreements. The Debtors will withdraw their objection to the OpCo Group’s and OpCo Noteholder Group’s fees and expenses and file an amendment to the Debtors’ Claim Objection to reflect the treatment provided in this paragraph.

168.    The OpCo Group and OpCo Noteholder Group shall retain the right to (a) be heard at any hearing before the Bankruptcy Court prior to the April 20, 2017 hearing if the Bankruptcy Court determines based on arguments made by any party other than the OpCo Group or OpCo Noteholder Group or their respective members to hear argument on the merits of the Disputed Class 4 Claims in advance of the April 20, 2017 hearing on the Debtors’ Claim Objection and (b) object to any changes made to the Plan or the Confirmation Order subsequent to the date hereof that are inconsistent with the OpCo Group Stipulation or the OpCo Noteholder Group Stipulation or that modify the treatment of the OpCo Funded Debt Claims; provided that the OpCo Group and the OpCo Noteholder Group shall not oppose the Debtors’ position that the merits of the Disputed Class 4 Claims are properly considered on, but not before, the April 20, 2017 hearing on the Debtors’ Claim Objection.

169.    Notwithstanding confirmation of the Plan and any other provisions of this Order, the rights of the OpCo Noteholder Group and OpCo Group on behalf of their respective members to contend that the Allowance of the Class 4 Claims and the treatment of the Allowed Class 4 Claims under the Plan must conform to that set out in the Objection of OpCo Noteholders to Confirmation of Chapter 11 Plan [Docket No. 1969] or The Senior Creditor Committee’s Objection to Confirmation of the Debtors’ Second Amended Plan [Docket No. 1274], respectively, including any arguments based upon the Plan’s treatment of the Claims as Unimpaired, are fully preserved and shall be heard at the April 20, 2017 hearing on the Debtors’ Claim Objection; provided that nothing herein shall modify the validity and enforceability of this Confirmation Order or of the Plan.

170.    By no later than March 22, 2017, the Debtors will deliver to the OpCo Noteholder Group a good-faith and quantifiable settlement proposal with respect to the Disputed OpCo Funded Debt Claims, which the Debtors would be willing to implement and have the ability to implement, including any required third-party consents, if any. By no later than March 31, 2017, counsel to the OpCo Noteholder Group shall deliver to the Debtors good-faith and quantifiable counterproposal which has the support of a majority of the OpCo Noteholder Group members.

171.    By no later than March 22, 2017, the Debtors will deliver to Allstate a good-faith and quantifiable settlement proposal with respect to the Disputed OpCo Funded Debt Claims,

which the Debtors would be willing to implement and have the ability to implement, including any required third-party consents, if any. By no later than March 31, 2017, counsel to Allstate shall deliver to the Debtors a good-faith and quantifiable counterproposal. Allstate does not oppose Confirmation of the Plan; provided, that this Confirmation Order preserves the right of Allstate to contend that the Allowance of the Class 4 Claims, and the treatment of the Allowed Class 4 Claims under the Plan, must conform to that set out in the OpCo Noteholder Group Plan Objection in which Allstate filed a joinder [Docket No. 1273].

172.    If the Debtors enter into any stipulation, settlement, or other agreement regarding the subject matter of any of the terms of the OpCo Group Stipulation or the OpCo Noteholder Group Stipulation, the terms of which are more favorable to such holders of Class 4 Claims than the terms contained in the OpCo Group Stipulation or the OpCo Noteholder Stipulation, then the Debtors agree that the OpCo Group and the OpCo Noteholder Group and each member thereof shall have the benefit of such stipulation, settlement, or other agreement as if it were fully set forth in the OpCo Group Stipulation and the OpCo Noteholder Group Stipulation.

LL.	Resolution of Pennsylvania Commonwealth Objection [Docket No. 1270].

173.    The Debtors are parties to certain Oil and Gas Leases to which the Commonwealth of Pennsylvania or any of its departments or divisions (collectively, “PA Commonwealth”) is a party (collectively, the “PA Oil and Gas Leases”). Notwithstanding any provisions of the Plan or this Confirmation Order:

a.

the PA Commonwealth shall be deemed to have objected to the cure amounts set forth by the Debtors with respect to the PA Oil and Gas Leases, and any disputed cure costs relating to the PA Oil and Gas Leases, including any cure costs with respect to the PA Commonwealth Department of Conservation and Natural Resources’ claim which is asserted for at least $40,356.45 relating to the Tract 1040 Lease, shall be promptly paid after the earlier of: (a) the date on which the Debtors and the PA Commonwealth agree to an amount; and (b) the date specified in a final and non-appealable order entered by this Court determining such amount with respect to the applicable PA Oil and Gas Lease; provided that, prior to such time, and notwithstanding anything in this Confirmation Order to the contrary, the rights of the Debtors and the PA Commonwealth with respect to such matters shall be deemed preserved and reserved in all respects;

b.	the rights and obligations of the Debtor and non-Debtor parties to the PA Oil and Gas Leases under applicable non-bankruptcy law shall not be released or otherwise affected by the Plan or this Confirmation Order, and subject to applicable non-bankruptcy law, the PA Commonwealth will retain and have the right to audit and, if appropriate, collect any additional royalties that are due and owing by any of the Debtors under any applicable PA Oil and Gas Lease without those rights being adversely affected by the Plan or this Confirmation Order; and the Debtors’ rights with respect to such matters shall be deemed fully reserved and preserved in all respects; and

c.	Contracts, leases, covenants, operating rights agreements or other interests or agreements with the PA Commonwealth, including but not limited to the PA Oil and Gas Leases shall be paid, treated, determined, and administered in the ordinary course of business following the Effective Date in accordance with applicable non-bankruptcy law, and the Debtors’ rights with respect to such matters shall be deemed fully reserved and preserved in all respects.

MM.	Resolution of the Mineral Payee Plaintiffs’ Objection [Docket No. 1252].

174.    The Stipulation with the Jonah LLC Plaintiffs Regarding Resolution of Objection to Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1315] is incorporated by reference herein and is hereby approved.

175.    The Stipulation with the Gasconade Plaintiffs’ Regarding Resolution of Objection to Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1316] is incorporated by reference herein and is hereby approved.

NN.	Injunctions and Automatic Stay.

176.    Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

OO.	Dissolution of the Committee.

177.    Except to the extent provided in the Plan, on the Effective Date, the Committee shall dissolve, and the members of the Committee and their respective officers, employees, counsel, advisors and agents shall be released and discharged from further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases. Upon dissolution of the Committee, the retention or employment of the Committee’s respective attorneys, accountants and other agents shall terminate. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Committee after the Effective Date.

PP.	Effect of Non-Occurrence of Conditions to the Effective Date.

178.    Notwithstanding the entry of this Confirmation Order, if the Effective Date does not occur on or before the termination of the Plan Support Agreement, the Exit Financing Agreements, or the Backstop Commitment Agreement, then the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity in any respect.

QQ.	Effect of Conflict Between Plan and Confirmation Order.

179.    In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the Plan shall control. In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

RR.	Retention of Jurisdiction.

180.    This Court retains jurisdiction over the Chapter 11 Cases, all matters arising out of or related to the Chapter 11 Cases and the Plan, the matters set forth in Article XI, and other applicable provisions of the Plan; provided that on and after the Effective Date, this Court shall not retain jurisdiction over matters arising out of or related to the Exit Financing Agreements and the Exit Facility Documents, and all parties in interest thereunder shall submit to the nonexclusive jurisdiction of any state or federal court of competent jurisdiction in New York County, State of New York in accordance therewith.

SS.	Waiver of 14-Day Stay.

181.    Notwithstanding Bankruptcy Rule 3020(e), and to the extent applicable, Bankruptcy Rules 6004(h), 7062, and 9014, this Confirmation Order is effective immediately and not subject to any stay.

TT.	Final Order.

182.    This Confirmation Order is a Final Order and the period in which an appeal must be filed will commence upon entry of this Confirmation Order.

183.    This Confirmation Order is effective as of March 14, 2017.

Dated: March 14, 2017	/s/ MARVIN ISGUR
Houston, Texas	THE HONORABLE MARVIN ISGUR UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
ULTRA PETROLEUM CORP., et al.,[1]	)	Case No. 16-32202 (MI)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

James H.M. Sprayregen, P.C. (admitted pro hac vice)

David R. Seligman, P.C. (admitted pro hac vice)

Michael B. Slade (TX Bar No. 24013521) (admitted pro hac vice)

Gregory F. Pesce (admitted pro hac vice)

300 North LaSalle

Chicago, Illinois 60654

Telephone:            (312) 862-2000

Facsimile:             (312) 862-2200

- and -

Christopher T. Greco (admitted pro hac vice)

Matthew C. Fagen (admitted pro hac vice)

601 Lexington Avenue

New York, New York 10022

Telephone:            (212) 446-4800

Facsimile:             (212) 446-4900

Counsel to the Debtors and Debtors in Possession

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number (if any), are: Ultra Petroleum Corp. (3838); Keystone Gas Gathering, LLC; Ultra Resources, Inc. (0643); Ultra Wyoming, Inc. (6117); Ultra Wyoming LGS, LLC (0378); UP Energy Corporation (4296); UPL Pinedale, LLC (7214); and UPL Three Rivers Holdings, LLC (7158).

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

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INTRODUCTION

The Debtors propose this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Debtors are not currently proposing the substantive consolidation of their respective Estates; provided, that subject to satisfying the requirements for substantive consolidation pursuant to applicable law, the Plan will provide for the substantive consolidation of certain of the Debtors to the extent necessary for Confirmation. Absent the substantive consolidation of certain of the Debtors, the classifications of Claims and Interests set forth in Article III of this Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

1.1	Defined Terms

1.    “5.750% Senior Notes” means those certain Senior Notes due 2018 issued by HoldCo pursuant to that certain 5.750% Senior Notes Indenture.

2.    “5.750% Senior Notes Indenture” means that certain Indenture, dated as of December 12, 2013, as amended, modified, or supplemented from time to time, by and between HoldCo, as issuer, and the HoldCo Notes Indenture Trustee.

3.    “5.75% Senior Notes Indenture Trustee” means Delaware Trust Company, solely in its capacity as successor indenture trustee to U.S. Bank National Association under the 5.75% Senior Notes Indenture, and any successors in such capacity.

4.    “6.125% Senior Notes” means those certain Senior Notes due 2024 issued by HoldCo pursuant to that certain 6.125% Senior Notes Indenture.

5.    “6.125% Senior Notes Indenture” means that certain Indenture, dated as of September 18, 2014, as amended, modified, or supplemented from time to time, by and between HoldCo, as issuer, and the HoldCo Notes Indenture Trustee.

6.    “6.125% Senior Notes Indenture Trustee” means Delaware Trust Company, solely in its capacity as successor indenture trustee to U.S. Bank National Association under the 6.125% Senior Notes Indenture, and any successors in such capacity.

7.     “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code; (e) the Expense

Reimbursement and the Commitment Premium (which, in the case of this clause (e), are deemed to be Allowed Administrative Claims against HoldCo pursuant to the Backstop Approval Order); and (f) all fees, expenses and other obligations payable under the Exit Financing Agreements (which, in the case of this clause (f), are deemed to be Allowed Administrative Claims pursuant to the Exit Financing Order).

8.    “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

9.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

10.    “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim that becomes Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided, that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order. Except for Claims that become Allowed pursuant to Section 3.2(d)(2) of the Plan, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim, provided, that this clause shall not affect any Claim that becomes Allowed pursuant to Section 3.2(d)(2) of the Plan. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

11.    “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

12.    “Backstop Approval Motion” means the motion seeking entry of the Backstop Approval Order.

13.    “Backstop Approval Order” means the Order Authorizing (I) Debtors’ Entry Into Backstop Commitment Agreement and (II) Payment and Allowance of Related Fees and Expenses as Administrative Claims [Docket No. 996], entered by the Bankruptcy Court on January 19, 2017.

14.    “Backstop Commitment Agreement” means the Backstop Commitment Agreement, dated as of November 21, 2016, as modified and approved by the Bankruptcy Court pursuant to the Backstop Approval Order, pursuant to which the Backstop Parties have agreed to backstop the Rights Offering.

15.    “Backstop Parties” means, at any time or from time to time, the Consenting HoldCo Noteholders and Consenting HoldCo Equityholders that have committed to fund the Rights Offerings and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, including their respective successors and assigns, all as provided in the Backstop Commitment Agreement.

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16.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

17.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

18.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

19.    “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday in Texas, as defined in Bankruptcy Rule 9006(a).

20.    “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

21.    “Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, judgments, remedies, rights of set-off, third-party claims, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, subrogation, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against insiders and/or any other Entities under the Bankruptcy Code) of any of the Debtors and/or the Debtors’ estates, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

22.    “Certificate” means any instrument evidencing a Claim or an Interest.

23.    “Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

24.    “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

25.    “Claims Bar Date” means September 1, 2016, as defined in the Order (I) Authorizing the Debtors to File a Consolidated List of Creditors and a Consolidated List of the 30 Largest Unsecured Creditors, (II) Authorizing the Debtors to Redact Certain Personal Identification Information for Individual Creditors, and (III) Approving the Form and Manner of Notifying Creditors of the Commencement of the Chapter 11 Cases and Other Information [Docket No. 83].

26.    “Claims Register” means the official register of Claims against the Debtors maintained by the Notice and Claims Agent.

27.    “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

28.    “Closing” has the meaning ascribed to such term in the Backstop Commitment Agreement.

29.    “Commitment Premium” means a premium equal to (i) 6.0% of the committed Rights Offering Amount, payable to the Backstop Parties in New Common Stock (issued at the same price as the Rights Offering Shares), or (ii) 4.0% of the committed Rights Offering Amount, payable in Cash if the Backstop Commitment Agreement is terminated for any reason other than by the Debtors due to the failure of any Commitment Party to complete the Rights Offering in violation of the Backstop Commitment Agreement, in each case in accordance with the Backstop Approval Order.

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30.    “Committee” means the official committee of unsecured claimholders appointed in the Chapter 11 Cases on May 5, 2016 [Docket No. 121], which committee was reconstituted as of September 26, 2016 [Docket No. 569].

31.    “Confirmation” means the entry by the Bankruptcy Court of the Confirmation Order on the docket of the Chapter 11 Cases.

32.    “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

33.    “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

34.    “Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

35.    “Consenting HoldCo Equityholder” means each HoldCo Equityholder that is party to the Plan Support Agreement, solely in its capacity as such.

36.    “Consenting HoldCo Noteholder” means each HoldCo Noteholder that is party to the Plan Support Agreement, solely in its capacity as such.

37.    “Consummation” means the occurrence of the Effective Date.

38.    “Cure” or “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

39.    “Cure Notice” means a notice sent to counterparties in connection with an Executory Contract or Unexpired Lease proposed to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, the form and substance of which notice shall be approved by the Disclosure Statement Order and shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) the proposed amount to be paid on account of Cure Claims, and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

40.    “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules or exhibits) that are contemplated by and referenced in the Plan (as amended, modified or supplemented from time to time), including, without limitation: (i) the Plan (and all exhibits and other documents and instruments related thereto); (ii) the Backstop Commitment Agreement and Rights Offering Procedures; (iii) the Plan Supplement; (iv) the Disclosure Statement; (v) the Solicitation Procedures; (vi) the Disclosure Statement Order; (vii) the Backstop Approval Motion; (viii) the Backstop Approval Order; (ix) the Exit Facility Documents; (x) the Exit Financing Agreements; (xi) the Exit Financing Order; and (xii) the Confirmation Order.

41.    “Definitive Documentation Plan Support Agreement Requirements” means the requirements that the Definitive Documentation shall each be (i) consistent in all material respects with, and shall otherwise conform to, the terms and conditions set forth in the Plan Support Agreement (and the respective Exhibits and Schedules attached thereto, including the Plan Term Sheet and the Backstop Commitment Agreement) (in each case as may be amended or otherwise modified from time to time in accordance with the terms thereof) and (ii) in form and substance reasonably satisfactory to the Debtors and the Required Consenting Parties.

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42.    “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

43.    “Debtor Release” means the releases set forth in Section 8.2 of this Plan.

44.    “Debtors” means, collectively, each of the following, in each case, in such Entity’s capacity as a debtor in possession in the Chapter 11 Cases: Ultra Petroleum Corp.; UP Energy Corporation; Ultra Resources, Inc.; Keystone Gas Gathering, LLC; Ultra Wyoming, Inc.; Ultra Wyoming LGS, LLC; UPL Pinedale, LLC; and UPL Three Rivers Holdings, LLC.

45.    “Disclosure Statement” means the Disclosure Statement for Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1106], dated as of February 13, 2017, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

46.    “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and solicitation procedures with respect to the Plan, including the Rights Offering Procedures [Docket No. 1115], as subsequently amended [Docket No. 1169].

47.    “Disputed” means, with respect to any Claim, a Claim that is not yet Allowed, including (a) any Proof of Claim that, on its face, is contingent or unliquidated, (b) any Proof of Claim or request for payment of an Administrative Claim Filed after the Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, or deadline for filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, and (c) any Claim that is subject to an objection or a motion to estimate, in each case that has not been withdrawn, resolved, or ruled on by a Final Order of the Bankruptcy Court.

48.    “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

49.    “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims and Existing HoldCo Common Stock entitled to receive distributions under the Plan.

50.    “Distribution Record Date” means the date for determining which holders of Allowed Claims and Existing HoldCo Common Stock are eligible to receive distributions under the Plan, which shall be (a) the Effective Date or (b) such other date as designated in a Bankruptcy Court order.

51.    “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 9.1 of the Plan have been satisfied or waived in accordance with Section 9.2 of the Plan.

52.    “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

53.    “Equityholder Backstop Party” shall have the meaning ascribed to such term in the Plan Support Agreement.

54.    “Equityholder Committee” means the ad hoc committee of holders of Existing HoldCo Common Stock that is represented by Brown Rudnick LLP and Gray, Reed & McGraw, P.C.

55.    “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

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56.    “Exculpated Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting HoldCo Noteholders; (d) the HoldCo Notes Indenture Trustee; (e) the Consenting HoldCo Equityholders; (f) the Committee; (g) the Backstop Parties; (h) the Exit Facility Agents; (i) the Exit Commitment Parties; (j) the lenders under the Exit Facility; (k) the Exit Notes Trustee; (l) the Exit Noteholders; and (m) with respect to each of the foregoing parties in clauses (a) through (l), each of such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

57.    “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

58.    “Existing HoldCo Common Stock” means HoldCo’s authorized and issued common stock outstanding as of the applicable date; provided, that restricted stock units awarded under the 2014 LTIP shall not vest into HoldCo’s authorized and issued common stock.

59.    “Existing HoldCo Equity Interest” means any Interest in HoldCo outstanding immediately prior to the Effective Date.

60.    “Exit Bridge” means an unsecured bridge loan facility that Reorganized OpCo may obtain on the Effective Date in accordance with the Exit Facility Documents.

61.    “Exit Bridge Credit Agreement” means the credit agreement governing the Exit Bridge.

62.    “Exit Bridge Credit Agreement Agent” means the administrative agent under the Exit Bridge Credit Agreement, solely in its capacity as such.

63.    “Exit Commitment Parties” means any and all parties that have committed to fund the Exit Facility and are signatories to the Exit Financing Agreements, either prior to or after entry of the Exit Financing Order and in accordance with the Exit Financing Agreements, solely in their capacities as such.

64.    “Exit Facility” means, collectively, the Exit Revolver, the Exit Term Loan, the Exit Bridge (to the extent incurred), and the Exit Notes (to the extent issued).

65.    “Exit Facility Agents” means the Exit Revolving Credit Agreement Agent, the Exit Term Loan Credit Agreement Agent, and the Exit Bridge Credit Agreement Agent.

66.    “Exit Facility Debt Documents” means, collectively, the Exit Bridge Credit Agreement, Exit Revolving Credit Agreement, Exit Term Loan Credit Agreement, and Exit Notes Indenture.

67.    “Exit Facility Documents” means, collectively, all related agreements, indentures, documents (including security, collateral or pledge agreements or documents), mortgages or instruments to be executed or delivered in connection with the Exit Facility including, without limitation, the Exit Financing Agreements, the Exit Bridge Credit Agreement (to the extent the Exit Bridge is incurred), the Exit Revolving Credit Agreement, the Exit Term Loan Credit Agreement, the Exit Notes Indenture (to the extent the Exit Notes are issued), the Exit Notes Purchase Agreement, and the Exit Notes Registration Rights Agreement (to the extent the Exit Notes are issued), which shall be, in each case, reasonably satisfactory to the Exit Commitment Parties in accordance with the Exit Financing Agreements.

68.    “Exit Financing Agreements” means, collectively, the Commitment Letter, the Fee Credit Letter, the Fee Letters, and the Exit Engagement Letter, along with, in each case, all exhibits thereto, each as defined in the Exit Financing Motion.

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69.    “Exit Financing Motion” means the Debtors’ Expedited Motion for Entry of an Order (I) Authorizing the Debtors to (A) Enter into Certain Exit Financing Agreements and (B) Incur and Pay Related Fees, Indemnities, and Expenses, and (II) Granting Related Relief, filed on February 8, 2017 [Docket No. 1087].

70.    “Exit Financing Order” means the order of the Bankruptcy Court granting the relief requested in the Exit Financing Motion, dated as of February 13, 2017 [Docket No. 1126].

71.    “Exit Notes” means the unsecured notes which may be issued by the Reorganized OpCo in a private placement and, to the extent issued, will reduce the aggregate principal amount of commitments under the Exit Bridge in accordance with the Exit Facility Documents.

72.    “Exit Noteholders” means the holders from time to time of the Exit Notes.

73.    “Exit Notes Indenture” means the Indenture governing the Exit Notes, that may be entered into on, prior to, or subsequent to the Effective Date in accordance with the Exit Financing Agreements and Exit Facility Documents.

74.    “Exit Notes Purchase Agreement” means the purchase agreement to be entered into by the Debtors and the initial purchasers of the Exit Notes in connection with the issuance and sale of the Exit Notes.

75.    “Exit Notes Registration Rights Agreement” means the registration rights agreement in respect of the Exit Notes, to be entered into on, prior to, or subsequent to the Effective Date in accordance with the Exit Financing Agreements and Exit Facility Documents.

76.    “Exit Notes Trustee” means the trustee under the Exit Notes Indenture, solely in its capacity as such.

77.    “Exit Revolver” means the undrawn secured revolving credit facility that Reorganized OpCo will obtain on the Effective Date in accordance with the Exit Facility Documents.

78.    “Exit Revolving Credit Agreement” means the revolving credit agreement governing the Exit Revolver.

79.    “Exit Revolving Credit Agreement Agent” means the administrative agent under the Exit Revolving Credit Agreement, solely in its capacity as such.

80.    “Exit Term Loan” means the new secured term loan that Reorganized OpCo will incur on the Effective Date in accordance with the Exit Facility Documents.

81.    “Exit Term Loan Credit Agreement” means the term loan credit agreement governing the Exit Term Loan.

82.    “Exit Term Loan Credit Agreement Agent” means the administrative agent under the Exit Term Loan Credit Agreement, solely in its capacity as such.

83.     “Expense Reimbursement” has the meaning set forth in the Backstop Commitment Agreement.

84.    “Federal Judgment Rate” means the interest rate provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date.

85.    “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent.

86.    “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

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87.    “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

88.    “General Unsecured Claim” means Unsecured Claims other than HoldCo Note Claims, OpCo Note Claims, and OpCo RCF Claims.

89.    “Governmental Bar Date” means October 26, 2016, as defined in the Order (I) Authorizing the Debtors to File a Consolidated List of Creditors and a Consolidated List of the 30 Largest Unsecured Creditors, (II) Authorizing the Debtors to Redact Certain Personal Identification Information for Individual Creditors, and (III) Approving the Form and Manner of Notifying Creditors of the Commencement of the Chapter 11 Cases and Other Information [Docket No. 83].

90.    “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

91.    “HH Strip Price” means the 12-month forward Henry Hub natural gas strip price.

92.    “HoldCo” means Ultra Petroleum Corp., a Yukon corporation, the ultimate parent of each of the Debtors and the predecessor to Reorganized HoldCo.

93.    “HoldCo Equityholder” means any holder of Existing HoldCo Common Stock.

94.    “HoldCo Equityholder New Common Stock Distribution” means: (i) 41.0% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $6 billion; (ii) 31.8% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $5.5 billion; or (iii) 44.8% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $6.25 billion.

95.    “HoldCo Equityholder Subscription Rights” means: (i) in the event that the Settlement Plan Value equals $6 billion, the Subscription Rights offered to holders of Existing HoldCo Common Stock to participate in the Rights Offering for 5.7% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan; (ii) in the event that the Settlement Plan Value equals $5.5 billion, the Subscription Rights offered to holders of Existing HoldCo Common Stock to participate in the Rights Offering for 6.7% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan; or (iii) in the event that the Settlement Plan Value equals $6.25 billion, the Subscription Rights offered to holders of Existing HoldCo Common Stock to participate in the Rights Offering for 5.3% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan.

96.    “HoldCo Equityholders Rights Offering Shares” means 25% of the Rights Offering Shares.

97.    “HoldCo Note Claim” means any Claim against the Debtors arising under or in connection with the HoldCo Notes Indentures and the HoldCo Notes.

98.    “HoldCo Noteholder Backstop Party” shall have the meaning ascribed to such term in the Plan Support Agreement.

99.    “HoldCo Noteholder Committee” means the ad hoc committee of HoldCo Noteholders that is represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Porter Hedges LLP.

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100.    “HoldCo Noteholder New Common Stock Distribution” means: (i) 36.2% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $6 billion; (ii) 41.5% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $5.5 billion; or (iii) 34.0% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, in the event that the Settlement Plan Value equals $6.25 billion.

101.    “HoldCo Noteholder Subscription Rights” means: (i) in the event that the Settlement Plan Value equals $6 billion, the Subscription Rights offered to holders of Allowed HoldCo Note Claims to participate in the Rights Offering for their Pro Rata share of 17.1% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan; (ii) in the event that the Settlement Plan Value equals $5.5 billion, the Subscription Rights offered to holders of Allowed HoldCo Note Claims to participate in the Rights Offering for their Pro Rata share of 20.0% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan; or (iii) in the event that the Settlement Plan Value equals $6.25 billion, the Subscription Rights offered to holders of Allowed HoldCo Note Claims to participate in the Rights Offering for their Pro Rata share of 15.9% of the New Common Stock, inclusive of New Common Stock issued on account of the Commitment Premium and subject to dilution on account of the Management Incentive Plan.

102.    “HoldCo Noteholders” means holders of the HoldCo Notes, solely in their capacity as such.

103.    “HoldCo Noteholders Rights Offering Shares” means 75% of the Rights Offering Shares.

104.    “HoldCo Notes” means the 5.750% Senior Notes and the 6.125% Senior Notes.

105.    “HoldCo Notes Indenture Trustee” means collectively, the 5.75% Senior Notes Indenture Trustee and the 6.125% Senior Notes Indenture Trustee.

106.     “HoldCo Notes Indentures” means, collectively, the 5.750% Senior Notes Indenture and 6.125% Senior Notes Indenture.

107.    “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

108.    “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

109.    “Indenture Trustee Charging Liens” means a lien that secures repayment of the Indenture Trustee Expenses, to the extent set forth in the HoldCo Notes Indentures.

110.    “Indenture Trustee Expenses” means any reasonable and documented fees, compensation, out-of-pocket costs and expenses and indemnity claims of the HoldCo Notes Indenture Trustee, including without limitation, any fees, expenses and disbursements of attorneys, advisors or agents retained or utilized by the HoldCo Notes Indenture Trustee, incurred prior to or after the Petition Date and whether prior to or after the Effective Date, that are required to be paid under the HoldCo Notes Indentures.

111.     “Initial MIP Grants” has the meaning set forth in Section 4.17 of the Plan.

112.    “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

113.    “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

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114.    “Intercompany Interest” means, other than an Interest in HoldCo, an Interest in one Debtor held by another Debtor.

115.    “Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, the Existing HoldCo Equity Interests, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing; provided, however, that the term “Interests” shall not include the Intercompany Interests.

116.    “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 295].

117.    “KEIP Motion” means the Debtors’ Motion for Entry of an Order Authorizing and Approving the Debtors’ Key Employee Incentive Plan [Docket No. 206].

118.    “KEIP Order” means the Order Authorizing and Approving the Debtors’ Key Employee Incentive Plan, entered by the Bankruptcy Court on June 28, 2016 [Docket No. 384].

119.    “KEIP Order Claims” means the Claims Allowed pursuant to paragraph 1(c) of the KEIP Order.

120.    “KEIP Order Non-Priority Claim” means the portion of any KEIP Order Claim that is not a KEIP Order Other Priority Claim, which is Allowed as an Unsecured Claim against each Debtor pursuant to the KEIP Order.

121.    “KEIP Order Other Priority Claim” means the portion of any holder’s KEIP Order Claim that is not in excess of the cap established under section 507(a)(4) of the Bankruptcy Code.

122.    “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

123.    “LTIP” has the meaning ascribed to such term in the KEIP Motion.

124.    “Majority Consenting HoldCo Equityholders” has the meaning ascribed to such term in the Plan Support Agreement.

125.    “Majority Consenting HoldCo Noteholders” has the meaning ascribed to such term in the Plan Support Agreement.

126.    “Majority Equityholder Backstop Parties” has the meaning ascribed to such term in the Plan Support Agreement.

127.    “Majority HoldCo Noteholder Backstop Parties” has the meaning ascribed to such term in the Plan Support Agreement.

128.    “Make-Whole Amount” has the meaning ascribed to such term in the OpCo Notes MNPA.

129.    “Management Incentive Plan” means a post-Effective Date management incentive plan, the material terms of which shall be consistent with Section 4.17 of the Plan and shall be included in the Plan Supplement.

130.    “Material M&A Transaction” has the meaning ascribed to such term in the New Organizational Documents.

131.    “NASDAQ” means the Nasdaq Stock Market.

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132.    “New Board” means Reorganized HoldCo’s initial board of directors as of the Effective Date.

133.    “New Common Stock” means the common stock of Reorganized HoldCo.

134.    “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, in form and substance reasonably satisfactory to the Required Consenting Parties. The New Organizational Documents shall provide, among other things, that Reorganized OpCo and Reorganized Ultra Wyoming shall be domiciled in Delaware.

135.    “Notice and Claims Agent” means Epiq Bankruptcy Solutions, LLC, the notice and claims agent retained by the Debtors in the Chapter 11 Cases pursuant to the Agreed Order Authorizing Retention and Appointment of Epiq Bankruptcy Solutions, LLC as Claims, Noticing and Solicitation Agent [Docket No. 148].

136.    “Oil and Gas Property Right” means any royalty interest, overriding royalty interest, net profit interest, working interest, or similar interest or property right in or related to the Debtors’ oil and gas properties that is held by a non-Debtor and that is valid and enforceable under applicable nonbankruptcy law, together with any action, claim, right, or litigation to interpret or enforce such rights or interest.

137.    “OpCo” means Ultra Resources, Inc., a Wyoming corporation and the predecessor to Reorganized OpCo.

138.    “OpCo Funded Debt” means the OpCo Notes and OpCo RCF.

139.    “OpCo Funded Debt Claims” means the OpCo Note Claims and the OpCo RCF Claims.

140.    “OpCo Note Claims” means any and all Claims against the Debtors arising under or in connection with the OpCo Notes MNPA and the OpCo Notes.

141.    “OpCo Noteholder” means any holder of the OpCo Notes.

142.    “OpCo Notes” means the senior unsecured notes issued pursuant to the OpCo Notes MNPA.

143.    “OpCo Notes MNPA” means that certain Master Note Purchase Agreement, dated as of March 6, 2008, as amended modified, or supplemented in accordance with the terms thereof, by and among OpCo, as issuer, and the purchasers party thereto.

144.    “OpCo RCF” means the revolving credit facility incurred pursuant to that certain Credit Agreement, dated as of October 6, 2011, as amended, modified, or supplemented in accordance with the terms thereof, by and among OpCo, as borrower, the OpCo RCF Lenders, the OpCo RCF Agent, and certain other parties thereto.

145.    “OpCo RCF Agent” means either (i) JPMorgan Chase Bank, N.A., as administrative agent with respect to the OpCo RCF or (ii) Wilmington Savings Fund Society, FSB, as successor administrative agent to JPMorgan Chase Bank, N.A., with respect to the OpCo RCF to the extent that Wilmington Savings Fund Society, FSB assumes the role as agent pursuant to a valid and effective assignment agreement between the applicable parties.

146.    “OpCo RCF Claims” means any and all Claims arising under or in connection with the OpCo RCF.

147.    “OpCo RCF Lenders” means the lenders party to the OpCo RCF.

148.    “Other Existing HoldCo Equity Interest” means any Existing HoldCo Equity Interest other than Existing HoldCo Common Stock.

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149.    “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, including, without limitation, all KEIP Order Other Priority Claims.

150.    “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

151.    “Petition Date” means April 29, 2016, the date on which each of the Debtors Filed its respective petition for relief commencing the Chapter 11 Cases.

152.    “Plan” means the chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, the Backstop Commitment Agreement, and the Plan Support Agreement, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.

153.    “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the terms thereof, the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Backstop Commitment Agreement, and the Plan Support Agreement), to be initially Filed by the Debtors no later than 14 days before the Confirmation Hearing, and additional documents or amendments to previously Filed documents, Filed before the Effective Date as additions or amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) a list of retained Causes of Action; (c) the Registration Rights Agreement; (d) the Schedule of Assumed Executory Contracts and Unexpired Leases; (e) the Schedule of Rejected Executory Contracts and Unexpired Leases; (f) the form of the Management Incentive Plan and allocation of Initial MIP Grants; (g) the Exit Facility Debt Documents, when such documents are available; (h) the REX Settlement Letter Agreement; (i) an estimate of the Expense Reimbursement incurred under the Backstop Commitment Agreement (to be provided in advance of the Voting Deadline); (j) the identity of members proposed to serve on the New Board and management for the Reorganized Debtors; and (k) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan subject to the process and approval rights of the Required Consenting Parties set forth in the Backstop Commitment Agreement and the Plan Support Agreement. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with the processes and approval rights of the Required Consenting Parties set forth in the Plan Support Agreement and the Backstop Commitment Agreement.

154.    “Plan Support Agreement” means that certain Plan Support Agreement, dated as of November 21, 2016, by and among the Debtors and the Plan Support Parties, including all exhibits thereto.

155.    “Plan Support Parties” means, collectively, (a) the Consenting HoldCo Noteholders and (b) the Consenting HoldCo Equityholders, in each case, that are party to the Plan Support Agreement.

156.    “Plan Term Sheet” means the term sheet attached as Exhibit A to the Plan Support Agreement.

157.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

158.    “Pro Rata” means the proportion that the amount of an Allowed Claim or Existing HoldCo Common Stock in a particular Class bears to the aggregate amount of the Allowed Claims or Existing HoldCo Common Stock in that Class, or the proportion of the Allowed Claims or Existing HoldCo Common Stock in a particular Class and other Classes entitled to share in the same recovery as such Claim or Existing HoldCo Common Stock under the Plan.

159.    “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

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160.    “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Section 2.2 of this Plan.

161.    “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

162.    “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount as set forth in Section 2.2 of this Plan.

163.    “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

164.    “Registration Rights Agreement” means the Registration Rights Agreement with respect to the New Common Stock, substantially in the form to be included in the Plan Supplement.

165.    “Reinstated” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired for purposes of section 1124 of the Bankruptcy Code. “Reinstatement” shall have a correlative meaning.

166.    “Released Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting HoldCo Noteholders; (d) the HoldCo Notes Indenture Trustee; (e) the Consenting HoldCo Equityholders; (f) the Committee; (g) the Backstop Parties; (h) the Exit Facility Agents; (i) the Exit Commitment Parties; (j) the lenders under the Exit Facility; (k) the Exit Notes Trustee; (l) the Exit Noteholders; (m) all holders of Claims and Interests who vote to accept the Plan; (n) all holders of Claims in Classes that are deemed to accept the Plan; (o) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (p) with respect to each of the foregoing parties in clauses (a) through (o), each of such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

167.    “Releasing Parties” means collectively, and in each case solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting HoldCo Noteholders; (d) the HoldCo Notes Indenture Trustee; (e) the Consenting HoldCo Equityholders; (f) the Committee; (g) the Backstop Parties; (h) the Exit Facility Agents; (i) the Exit Commitment Parties; (j) the lenders under the Exit Facility; (k) the Exit Notes Trustee; (l) the Exit Noteholders; (m) all holders of Claims and Interests who vote to accept the Plan; (n) all holders of Claims in Classes that are deemed to accept the Plan; (o) all holders of Claims and Interests in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (p) with respect to each of the foregoing parties in clauses (a) through (o), each such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

168.    “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, pursuant to the Plan.

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169.    “Reorganized HoldCo” means HoldCo, or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date, pursuant to the Plan.

170.    “Reorganized OpCo” means OpCo, or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date, pursuant to the Plan.

171.    “Reorganized Ultra Wyoming” means Ultra Wyoming, Inc., or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date, pursuant to the Plan.

172.    “Reorganized UP Energy” means UP Energy, or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date, pursuant to the Plan.

173.    “Required Consenting Parties” means, collectively: (a) the “Required Consenting Parties” as defined in the Plan Support Agreement at the time of the relevant determination; and (b) the “Requisite Commitment Parties” as defined in the Backstop Commitment Agreement at the time of the relevant determination, in the case of each of (a) and (b), each voting as a separate class (and with each class within each such class voting separately, as set forth in the Plan Support Agreement and the Backstop Commitment Agreement).

174.    “Restructuring Transactions” means the transactions described in, approved by, contemplated by, or necessary to implement the Plan in a manner consistent with the Plan Support Agreement, the Backstop Commitment Agreement, and the Exit Financing Agreements, including, without limitation, the Rights Offering, the Exit Facility, and the transactions contemplated by the New Organizational Documents, in each case in accordance with the processes and approval rights with respect to the Required Consenting Parties set forth in the Backstop Commitment Agreement and the Plan Support Agreement, and the Exit Commitment Parties set forth in the Exit Financing Agreements.

175.    “REX” means Rockies Express Pipeline LLC.

176.    “REX Settlement” means the settlement contemplated by the REX Settlement Letter Agreement.

177.    “REX Settlement Letter Agreement” means the letter agreement between OpCo and REX, dated as of January 11, 2017, that governs, among other things, the allowance and treatment of the Claims asserted by REX pursuant to Proof of Claim No. 279. The REX Settlement Letter Agreement is included in the Plan Supplement.

178.    “Rights Offering” means the distribution of Subscription Rights to the holders of Allowed HoldCo Note Claims and Existing HoldCo Common Stock, pursuant to which such holders are eligible to purchase Rights Offering Shares in accordance with the Rights Offering Procedures.

179.    “Rights Offering Amount” means an amount equal to $580,000,000.00

180.    “Rights Offering Participants” means, collectively, (i) the holders of Allowed HoldCo Note Claims and Existing HoldCo Common Stock as of the Subscription Commencement Date and (ii) the Backstop Parties.

181.    “Rights Offering Procedures” means the procedures governing the Rights Offering attached as Exhibit A to the Backstop Commitment Agreement, as approved by the Disclosure Statement Order.

182.    “Rights Offering Shares” means the shares of New Common Stock distributed pursuant to and in accordance with the Rights Offering and subject to the terms of the Backstop Commitment Agreement and the Rights Offering Procedures, at a price that reflects a discount of 20% to Settlement Plan Value. For the avoidance of doubt, the term “Rights Offering Shares” does not include the New Common Stock issued on account of the Commitment Premium.

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183.    “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, Filed as part of the Plan Supplement, as may be amended by the Debtors from time to time prior to the Confirmation Date.

184.    “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, Filed as part of the Plan Supplement, as may be amended by the Debtors from time to time prior to the Confirmation Date.

185.    “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with any applicable official bankruptcy forms, as the same may have been amended, modified, or supplemented from time to time.

186.    “Section 510(b) Claim” means any Claim against any Debtor arising from rescission of a purchase or sale of a Security of the Debtors or any Affiliate of the Debtors, for damages arising from the purchase or sale of such a Security, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim.

187.    “Secured Claim” means any Secured Non-Tax Claim or Secured Tax Claim.

188.    “Secured Non-Tax Claim” means, other than a Secured Tax Claim, any Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

189.    “Secured Tax Claim” means any Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

190.    “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

191.    “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

192.    “Servicer” means an agent or other authorized representative of holders of Claims or Interests.

193.    “Settlement Plan Value” means: (i) $6 billion, in the event that the Settlement Plan Value HH Strip Price is in the range of $3.25 to $3.65; (ii) $5.5 billion, in the event that the Settlement Plan Value HH Strip Price is below $3.25; or (iii) $6.25 billion, in the event that the Settlement Plan Value HH Strip Price is above $3.65.

194.    “Settlement Plan Value HH Strip Price” means the average of the closing HH Strip Price for the seven (7) trading days preceding the Subscription Commencement Date.

195.    “Share Reserve” has the meaning set forth in Section 4.17 of this Plan.

196.    “Solicitation Procedures” means the solicitation materials with respect to the Plan, in the form attached as Schedule 2 to the Disclosure Statement Order.

197.    “Subscription Commencement Date” has the meaning ascribed to such term in the Disclosure Statement Order.

198.    “Subscription Rights” means the rights to purchase Rights Offering Shares in accordance with the Rights Offering Procedures.

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199.    “Surety Bond Program” means the program of the Debtors and/or Reorganized Debtors that, in the ordinary course of business, require the Debtors and/or Reorganized Debtors to provide surety bonds to certain third parties, often governmental units or other public agencies, to secure the Debtors’ and/or Reorganized Debtors’ payment or performance of certain obligations, including among other things, plugging and abandonment obligations, environmental obligations, litigation liabilities, and road damage obligations.

200.    “The Surety” means Liberty Mutual Insurance Company, the surety that provided and/or may provide bonds on behalf of the Debtors and/or Reorganized Debtors pursuant to the Surety Bond Program.

201.    “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

202.    “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

203.    “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Existing HoldCo Common Stock to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

204.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

205.    “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

206.    “Unlegended Shares” has the meaning ascribed to such term in the Backstop Commitment Agreement.

207.    “Unsecured Claim” means any Claim that is not a Secured Claim, a claim under section 510(b) of the Bankruptcy Code, or a claim that may be asserted relating to any Interest.

208.    “Unsubscribed Shares” has the meaning ascribed to such term in the Backstop Commitment Agreement.

209.    “UP Energy” means UP Energy Corporation, a Nevada corporation and the predecessor to Reorganized UP Energy.

210.    “Voting Deadline” means March 13, 2017 at 4:00 p.m. (prevailing Central Time), as defined in the Disclosure Statement Order.

1.2	Rules of Interpretation

For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be in such form or on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall

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apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (i) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (j) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like as applicable; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (l) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

1.3	Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or Allowed herein.

1.4	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to conflict of laws principles.

1.5	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

1.6	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

1.7	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

2.1	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such

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Administrative Claim is not Allowed as of the Effective Date, unless otherwise agreed, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim (for the avoidance of doubt, holders of such Allowed Administrative Claims shall not be required to file a request for payment of administrative claim as provided in the second paragraph of this Section 2.1 of this Plan); (d) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Except as otherwise provided in this Section 2.1 of this Plan, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed.

2.2	Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than the Administrative Claims Bar Date. Any requests for Professional Fee Claims must be served in accordance with prior orders of the Bankruptcy Court, including the Interim Compensation Order. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount no later than three Business Days prior to the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five Business Days prior to the Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors or the Reorganized Debtors, as applicable, may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates or subject to any Lien. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid will be turned over to the Reorganized Debtors.

From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim against a Debtor due and payable on or before the Effective Date shall receive, in the discretion of the Reorganized Debtors, either (a) on the Effective Date, or as soon as practicable thereafter, from the respective Debtor liable for such Allowed Priority Tax Claim, payment in Cash in an amount equal to the amount of such Allowed Priority Tax Claim or (b) treatment provided in section 1129(a)(9) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

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2.4	Statutory Fees

All fees payable pursuant to section 1930 of Title 28 of the U.S. Code due and payable through the Effective Date shall be paid by the Debtors, or the Reorganized Debtors, as applicable, on or before the Effective Date. Any deadline for filing claims in the Chapter 11 Cases shall not apply to fees payable by any of the Debtors pursuant to section 1930 of Title 28 of the U.S. Code or any interest accruing thereon. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee and consistent with the requirements of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas. Each Debtor shall remain obligated to pay fees pursuant to section 1930 of Title 28 of the U.S. Code until the earliest of that particular Debtor’s case being converted to a case under Chapter 7 of the Bankruptcy Code or dismissed or the issuance of a Final Decree.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1	Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of this Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 9 Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Section 3.4 below.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept

2	Secured Non-Tax Claims	Unimpaired	Presumed to Accept

3	HoldCo Note Claims	Impaired	Entitled to Vote

4	OpCo Funded Debt Claims	Unimpaired	Presumed to Accept

5	General Unsecured Claims	Unimpaired	Presumed to Accept

6	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or Presumed to Reject

7	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or Presumed to Reject

8	Existing HoldCo Common Stock	Impaired	Entitled to Vote

9	Other Existing HoldCo Equity Interests	Impaired	Deemed to Reject

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3.2	Treatment of Classes of Claims and Interests

Except to the extent that the Debtors and a holder of an Allowed Claim or Existing HoldCo Common Stock, as applicable, agree to either less favorable treatment, or (to the extent consistent with the requirements of the Bankruptcy Code and the approval rights of the Required Consenting Parties under the Backstop Commitment Agreement and the Plan Support Agreement) more favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Claim or Existing HoldCo Common Stock. Unless otherwise indicated, the holder of an Allowed Claim or Existing HoldCo Common Stock, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

(a)	Class 1 — Other Priority Claims

(1)	Classification: Class 1 consists of all Other Priority Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Other Priority Claim shall receive payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim on the latest of: (i) on or as soon as reasonably practicable after the Effective Date if such Allowed Other Priority Claim is Allowed as of the Effective Date; (ii) on or as soon as reasonably practicable after the date such Other Priority Claim is Allowed; and (iii) the date such Allowed Other Priority Claim becomes due and payable, or as soon thereafter as is reasonably practicable.

(3)	Voting: Class 1 is Unimpaired and is not entitled to vote to accept or reject the Plan.

(b)	Class 2 — Secured Non-Tax Claims

(1)	Classification: Class 2 consists of all Secured Non-Tax Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Secured Non-Tax Claim shall receive, at the Debtors’ option, either (i) Reinstatement of its Allowed Secured Non-Tax Claim or (ii) payment in full, in Cash, of the unpaid portion of its Allowed Secured Non-Tax Claim on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Allowed Secured Non-Tax Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Secured Non-Tax Claim is Allowed; and (c) the date such Allowed Secured Non-Tax Claim becomes due and payable, or as soon thereafter as is reasonably practicable.

(3)	Voting: Class 2 is Unimpaired and is not entitled to vote to accept or reject the Plan.

(c)	Class 3 — HoldCo Note Claims

(1)	Classification: Class 3 consists of all HoldCo Note Claims.

(2)	Allowance: The HoldCo Note Claims shall be Allowed in the amount of $1.34 billion, plus all applicable postpetition interest, charges and fees (as determined by the Bankruptcy Court or as otherwise agreed by the relevant parties).

(3)	Treatment: On the Effective Date, each holder of an Allowed HoldCo Note Claim shall receive its Pro Rata share of the HoldCo Noteholder New Common Stock Distribution. In addition, each holder of an Allowed HoldCo Note Claim as of the Subscription Commencement Date shall receive its Pro Rata share of the HoldCo Noteholder Subscription Rights.

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(4)	Voting: Class 3 is Impaired. Each holder of a HoldCo Note Claim will be entitled to vote to accept or reject the Plan.

(d)	Class 4 — OpCo Funded Debt Claims

(1)	Classification: Class 4 consists of all OpCo Funded Debt Claims.

(2)	Allowance: The principal amount outstanding under the OpCo Funded Debt plus applicable prepetition interest and forbearance fees, equal to 0.10% of the principal amount outstanding under the OpCo Funded Debt, shall be Allowed. Postpetition interest calculated at the Federal Judgment Rate or such other rate as determined by a Final Order of the Bankruptcy Court to render the OpCo Funded Debt Claims Unimpaired shall be Allowed. The Allowance of any other asserted components of the OpCo Funded Debt Claims including, without limitation, the Make-Whole Amount, a different rate of postpetition interest, and any and all fees and expenses due under the OpCo Notes MNPA, the OpCo Notes, or the OpCo RCF, if any, shall be determined by a Final Order of the Bankruptcy Court.

(3)	Treatment: Notwithstanding Section 7.8 of the Plan, on the Effective Date or as soon as reasonably practicable thereafter, each holder of a Class 4 Claim shall be paid cash equal to the amount of the portion of such Claim that has been Allowed as of the Effective Date. As soon as reasonably practicable after determination by a Final Order of the Bankruptcy Court as to the Allowed amount of any other portion of such Class 4 Claim, each such holder shall be paid cash equal to the amount of such portion of such Claim that is Allowed by such Final Order.

(4)	Voting: Class 4 is Unimpaired. Each holder of an OpCo Funded Debt Claim shall be presumed to accept the Plan.

(e)	Class 5 — General Unsecured Claims

(1)	Classification: Class 5 consists of all General Unsecured Claims.

(2)	Allowance: The Allowed amount of any General Unsecured Claims shall reflect postpetition interest calculated at the Federal Judgment Rate or such other rate as determined by the Bankruptcy Court (in any adversary proceeding, contested matter, or otherwise) to render such Claims Unimpaired.

(3)	Treatment: Except to the extent that the holder of an Allowed General Unsecured Claim and the Debtor(s) agree to different treatment, as soon as reasonably practicable after a General Unsecured Claim becomes Allowed, each holder of an Allowed General Unsecured Claim shall either (a) be paid in full in Cash or (b) receive such other treatment rendering such Claim Unimpaired.

(4)	Voting: Class 5 is Unimpaired. Each holder of a General Unsecured Claim shall be presumed to accept the Plan.

(f)	Class 6 — Intercompany Claims

(1)	Classification: Class 6 consists of all Intercompany Claims.

(2)	Treatment: Each Intercompany Claim shall be, at the option of the Debtors or Reorganized Debtors, either (a) Reinstated as of the Effective Date; (b) cancelled, in which case no distribution shall be made on account of such Intercompany Claims; or (c) treated in such other manner as determined by the Debtors or Reorganized Debtors.

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(3)	Voting: Class 6 is Unimpaired if the Class 6 Claims are Reinstated, Impaired if the Class 6 Claims are cancelled, and may be Unimpaired or Impaired if the Class 6 Claims are treated in another manner. Holders of Class 6 Claims are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Claim will not be entitled to vote to accept or reject the Plan.

(g)	Class 7 — Intercompany Interests

(1)	Classification: Class 7 consists of all Intercompany Interests.

(2)	Treatment: Each Intercompany Interest shall be, at the option of the Debtors or Reorganized Debtors, either (a) Reinstated as of the Effective Date or (b) cancelled, in which case no distribution shall be made on account of such interests.

(3)	Voting: Class 7 is Unimpaired if the Class 7 Interests are Reinstated or Impaired if the Class 7 Interests are cancelled. Holders of Class 7 Interests are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Interest will not be entitled to vote to accept or reject the Plan.

(h)	Class 8 — Existing HoldCo Common Stock

(1)	Classification: Class 8 consists of all Existing HoldCo Common Stock.

(2)	Treatment: On the Effective Date, each holder of Existing HoldCo Common Stock shall receive its Pro Rata share of the HoldCo Equityholder New Common Stock Distribution. In addition, each holder of Existing HoldCo Common Stock as of the Subscription Commencement Date shall receive its Pro Rata share of the HoldCo Equityholder Subscription Rights.

(3)	Voting: Class 8 is Impaired. Each holder of Existing HoldCo Common Stock will be entitled to vote to accept or reject the Plan.

(i)	Class 9 — Other Existing HoldCo Equity Interests

(1)	Classification: Class 9 consists of all Other Existing HoldCo Equity Interests.

(2)	Treatment: On the Effective Date, each Other Existing HoldCo Equity Interest shall be cancelled and of no further force and effect, and the holders thereof shall not receive or retain any distribution on account of their Other Existing HoldCo Equity Interests.

(3)	Voting: Class 9 is Impaired. Each holder of an Other Existing HoldCo Equity Interest will be conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Other Existing HoldCo Equity Interests are not entitled to vote to accept or reject the Plan.

3.3	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

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3.4	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Existing HoldCo Common Stock, or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

3.5	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims or Interests in such Class.

3.6	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, to the extent permitted or required by the Bankruptcy Code, to modify the Plan in accordance with Article X of this Plan to the extent, if any, that Confirmation (including Confirmation pursuant to section 1129(b) of the Bankruptcy Code) requires modification of any provision of the Plan, including, without limitation, by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, (b) reclassifying any Claim or Interest in one particular Class together with any substantially similar Claim or Interest in a different Class, as applicable, to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, and/or (c) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date.

3.7	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

4.1	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter in the case of clauses (b), (c), (d), and (e) below, the Reorganized Debtors shall take all actions as may be necessary or appropriate in accordance with the Plan Support Agreement to effectuate the Restructuring Transactions, including, without limitation: (a) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and Plan Support Agreement, and that satisfy the requirements of applicable law and any other terms in accordance with the Plan to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms in accordance with the Plan for which the applicable Entities agree that are necessary to consummate the Plan; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (d) such other transactions that are required to effectuate the Restructuring Transactions; and

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(e) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law and in accordance with the Plan, but in each case only to the extent not inconsistent with the Plan Support Agreement and the Backstop Commitment Agreement.

4.2	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests.

As of the Effective Date, the Debtors are authorized to implement and shall implement the REX Settlement. For the avoidance of any doubt, for purposes of the Plan, the Claim asserted by REX pursuant to Proof of Claim No. 279 shall be Allowed in the amount of $150,000,000 and shall be treated in accordance with the REX Settlement.

4.3	New Common Stock

All existing Interests in HoldCo shall be cancelled as of the Effective Date and Reorganized HoldCo shall issue the New Common Stock to the holders of Claims and Interests entitled to receive New Common Stock pursuant to the Plan, the Rights Offering Procedures, and the Backstop Commitment Agreement. The issuance of New Common Stock shall be authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Reorganized HoldCo’s New Organizational Documents shall authorize the issuance and distribution on the Effective Date of New Common Stock to the Distribution Agent for the benefit of holders of Allowed Claims in Class 3 and Existing HoldCo Common Stock in Class 8. All New Common Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

4.4	Rights Offering

The Debtors shall distribute the Subscription Rights and Rights Offering Shares to the Rights Offering Participants as set forth in the Plan and the Rights Offering Procedures. Pursuant to the Backstop Commitment Agreement and the Rights Offering Procedures, the Rights Offering shall be open to all Rights Offering Participants, and (a) Rights Offering Participants that are holders of Allowed HoldCo Note Claims shall be entitled to participate in the Rights Offering to receive up to a maximum amount of each holder’s Pro Rata share of the HoldCo Noteholders Rights Offering Shares, and (b) Rights Offering Participants that are holders of Existing HoldCo Common Stock shall be entitled to participate in the Rights Offering to receive up to a maximum amount of each holder’s Pro Rata share of the HoldCo Equityholders Rights Offering Shares.

Upon exercise of the Subscription Rights by the Rights Offering Participants pursuant to the terms of the Backstop Commitment Agreement and the Rights Offering Procedures, the Reorganized Debtors shall be authorized to issue the New Common Stock in accordance with the Plan, the Backstop Commitment Agreement, and the Rights Offering Procedures.

In addition, on the Effective Date, New Common Stock in an amount equal to the Commitment Premium shall be distributed to the Backstop Parties under and as set forth in the Backstop Commitment Agreement, the Backstop Approval Order, and the Plan Term Sheet.

4.5	Exit Facility

On the Effective Date, Reorganized OpCo and the other Reorganized Debtors to be party thereto shall enter into the Exit Facility Documents, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith, in accordance with the Exit Financing Agreements and Exit Financing Order. The Confirmation Order shall include approval of the Exit Facility and the Exit Facility Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and

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obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, authorization of Reorganized OpCo and the other Reorganized Debtors to be party thereto to enter into and execute the Exit Facility Documents, and authorization for the Reorganized OpCo and the other Reorganized Debtors to create or perfect the Liens in connection therewith.

The lenders under the Exit Facility shall have valid, binding and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Facility Documents are granted in good faith as an inducement to the lenders under the Exit Facility to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit Facility Documents. The Exit Revolver and the Exit Term Loan shall be pari passu for all purposes; the provisions of the Exit Facility Documents setting forth the payment priority of each of the Exit Facilities shall be fully enforceable in accordance with their terms.

4.6	Exemption from Registration Requirements

(a)	New Common Stock

All shares of New Common Stock issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon either (a) section 1145 of the Bankruptcy Code or (b) section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. All shares of New Common Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

Persons who purchase the New Common Stock pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Common Stock without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A (if available) or any other registration exemption under the Securities Act, or if such securities are registered with the Securities and Exchange Commission.

All shares of New Common Stock issued to holders of Allowed HoldCo Note Claims and holders of Existing HoldCo Common Stock (including to the Backstop Parties) on account of their Claims or Interests, including the Rights Offering Shares and the New Common Stock issued on account of the Commitment Premium, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code. All Unsubscribed Shares of New Common Stock issued to the Backstop Parties pursuant to the Backstop Commitment Agreement (other than shares of New Common Stock issued on account of the Commitment Premium) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

The Registration Rights Agreement shall be in the form included within the Plan Supplement and: (a) shall be effective as of the Effective Date and shall provide, inter alia, that: (i) Each HoldCo Equityholder and HoldCo Noteholder receiving at least ten percent (10%) or more of the New Common Stock issued under the Plan and/or the Rights Offerings or that cannot sell its New Common Stock under Rule 144 of the Securities Act without volume or manner of sale restrictions and (ii) each Backstop Party, in each case, shall be entitled to registration rights that are customary for a transaction of this nature, and (b) shall provide for customary demand, shelf and piggyback registration rights with respect to all New Common Stock beneficially owned by such Persons or their successors in interest (whether acquired at the Effective Date or thereafter) and shall provide for a shelf registration statement to be filed by the Debtors for the benefit of such Persons within ten (10) Business Days following the later of (i) the Effective Date and (ii) the filing of the Debtors’ Annual Report on Form 10-K for the year ended December 31, 2016.

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The Debtors shall, on or before the Effective Date, take such action as the Debtors shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Unsubscribed Shares (as defined in the Backstop Commitment Agreement) to the Backstop Parties pursuant to the Backstop Commitment Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Backstop Parties on or prior to the Effective Date. The Reorganized Debtors shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Shares issued under the Plan as provided for in the Backstop Commitment Agreement required under applicable securities and “Blue Sky” Laws of the states of the United States following the Effective Date. The Debtors or the Reorganized Debtors, as applicable, shall pay all fees and expenses in connection with satisfying its obligations under this paragraph.

Unless otherwise requested by the Required Consenting Parties, the Reorganized Debtors shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Shares eligible for deposit with The Depository Trust Company. The Confirmation Order shall provide that The Depository Trust Company shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Unlegended Shares are exempt from registration and/or eligible for The Depository Trust Company book-entry delivery, settlement, and depository services. The Debtors will use commercially reasonable efforts to cause the New Common Shares to become publicly traded and listed on the NASDAQ, New York Stock Exchange, or another national securities exchange on or as soon as reasonably practicable after the Effective Date.

(b)	Exit Notes

If issued by Reorganized OpCo, the Exit Notes may be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 4(a)(2) of the Securities Act and/or Rule 144A, Regulation S and/or Regulation D promulgated thereunder. All Exit Notes issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act and/or Rule 144A, Regulation S and/or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

Persons who purchase the Exit Notes pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act and/or Rule 144A, Regulation S and/or Regulation D promulgated thereunder will hold “restricted securities.” Holders of the Exit Notes will be permitted to resell Exit Notes without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A (if available) or any other registration exemption under the Securities Act, or if such securities are registered with the Securities and Exchange Commission. To the extent the Exit Notes are issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 4(a)(2) of the Securities Act and/or Rule 144A, Regulation S and/or Regulation D promulgated thereunder, the Exit Noteholders shall have the benefit of the Exit Notes Registration Rights Agreement.

If the Exit Notes are issued, the Exit Notes Registration Rights Agreement (a) shall be effective on, prior to, or subsequent to the Effective Date, (b) shall entitle the Exit Noteholders to registration rights that are customary for a transaction of this nature and (c) shall include such terms as are consistent with those set forth in the Exit Financing Agreements.

The Debtors shall, on or before the offering of the Exit Notes, take such action as the Debtors shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Exit Notes under applicable securities and “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the offering of the Exit Notes. The Debtors or the Reorganized Debtors, as applicable, shall pay all reasonable fees and expenses in connection with satisfying its obligations under this paragraph.

The Reorganized Debtors shall use commercially reasonable efforts to promptly make the Exit Notes eligible for deposit with The Depository Trust Company.

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4.7	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and be consistent with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

4.8	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances, except for those Liens, Claims, charges, or other encumbrances arising from or related to the Exit Facility Documents and the Oil and Gas Property Rights. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

4.9	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan: (1) the obligations of the Debtors under the HoldCo Notes Indentures, the OpCo Notes MNPA, the OpCo Notes, the OpCo RCF, all Interests in HoldCo, and each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be cancelled and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided, that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture agreement, note, or other instrument or document that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (i) enabling the holder of such Claim or Interest to seek allowance, and receive distributions on account of such Claim or Interest under the Plan as provided herein; (ii) preserving the HoldCo Notes Indenture Trustee’s right to compensation and indemnification under the applicable HoldCo Notes Indenture as against any money or property distributable to Holders of HoldCo Notes Claims, including without limitation, permitting the HoldCo Notes Indenture Trustee to maintain, enforce and exercise its respective Indenture Trustee Charging Liens against such distributions; and (iii) permitting the HoldCo Notes Indenture Trustee to enforce any obligations owed to it under the Plan; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, that nothing in this section shall effect a cancellation of any New Common Stock, Intercompany Interests, or Intercompany Claims.

4.10	Corporate Action

On the Effective Date, or as soon thereafter as is reasonably practicable in the case of clauses (a), (e), (f), and (g) below, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (a) the adoption and/or filing of the New Organizational Documents; (b) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the authorization, issuance, and distribution of New Common Stock, including upon the exercise of the Holdco Equityholder Subscription Rights and Holdco Noteholder Subscription Rights; (d) the execution of and entry into the Exit Facility Documents; (e) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (f) the implementation of the Restructuring Transactions; and (g) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtors

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and any corporate action required by the Debtors or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Reorganized HoldCo, or the other Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, including any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Section 4.10 shall be effective notwithstanding any requirements under non-bankruptcy law.

4.11	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

4.12	Charter, Bylaws, and New Organizational Documents

On the Effective Date, the Debtors’ respective certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code. The New Organizational Documents shall, among other things: (a) authorize the issuance of the New Common Stock; (b) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities; and (c) incorporate and give effect to the provisions set forth in Section 4.15 of the Plan. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

4.13	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions in a manner not inconsistent with the Plan Support Agreement or Backstop Commitment Agreement as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan, including, without limitation, as set forth in Section 4.15 of the Plan.

4.14	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of

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sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

4.15	Directors and Officers

The New Board shall have seven (7) members. The five (5) members of the HoldCo Board as of the date prior to the Effective Date shall remain on the New Board post-Effective Date and two (2) additional directors reasonably acceptable to the Chairman of the pre-Effective Date HoldCo Board shall be selected prior to the Effective Date by the existing board of directors after solicitation from a list of director candidates proposed by individual members of the HoldCo Noteholder Committee and the Equityholder Committee. These two (2) additional directors shall have a two-year term and the votes of such directors shall be required to approve any Material M&A Transaction during such two-year term. Michael D. Watford shall remain Chairman of the New Board post-Effective Date.

4.16	Employee Arrangements of the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, all written employment, severance, retirement, indemnification, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors, retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Notwithstanding the foregoing, and unless otherwise provided in the Plan Supplement, all plans or programs calling for stock grants, stock issuances, stock reserves, or stock options shall be deemed rejected with regard to such issuances, grants, reserves, and options. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

4.17	Management Incentive Plan

The Plan provides for the establishment of the Management Incentive Plan under which 7.5% of the fully-diluted, fully-distributed shares of HoldCo will be reserved for issuance to management (the “Share Reserve”). Forty percent (40%) of the Share Reserve will be granted to members of management identified by the pre-Effective Date HoldCo Board (the “Initial MIP Grants”) on the Effective Date in the form of full shares (or equivalent) and will vest as follows: (i) one-third (1/3) of the Initial MIP Grants will vest on the Effective Date; (ii) one-third (1/3) of the Initial MIP Grants will vest, if at all, at such time when the total enterprise value of the Reorganized Debtors equals or exceeds the Settlement Plan Value based upon the volume weighted average price of the New Common Stock during a consecutive 30-day period; and (iii) one-third (1/3) of the Initial MIP Grants will vest, if at all, at such time when the total enterprise value of the Reorganized Debtors equals or exceeds 110% of the Settlement Plan Value based upon the volume weighted average price of the New Common Stock during a consecutive 30-day period; provided, however, that if any Initial MIP Grants do not vest before the fifth anniversary of the Effective Date, such Initial MIP Grants shall automatically expire; and (ii) the remaining sixty percent (60%) of the Share Reserve will be available to be granted by the New Board from time to time to management. The Management Incentive Plan shall dilute all of the New Common Stock.

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4.18	Preservation of Causes of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in, or according to the terms of, the Plan, including pursuant to Article VIII of this Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in, or according to the terms of, the Plan, including pursuant to Article VIII of this Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Section 4.18 include any claim or Cause of Action with respect to, or against, a Released Party.

In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to the first paragraph of this Section 4.18 that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

4.19	Indenture Trustee Expenses

On the Effective Date, the Debtors or Reorganized Debtors shall distribute Cash to the HoldCo Notes Indenture Trustee in an amount equal to the Indenture Trustee Expenses, without the need for the HoldCo Notes Indenture Trustee to file a fee application with the Bankruptcy Court; provided, that the HoldCo Notes Indenture Trustee and its counsel shall provide the Debtors, the HoldCo Noteholder Committee, and the Equityholder Committee with the invoices for which it seeks payment (including a reasonable estimate of unbilled Indenture Trustee Expenses through the Effective Date) by no later than March 20, 2017. To the extent that the Debtors, Reorganized Debtors, HoldCo Noteholder Committee or Equityholder Committee object in writing by March 24, 2017 to any of the Indenture Trustee Expenses, the disputed portion of the Indenture Trustee Expenses shall not be paid by the Debtors or Reorganized Debtors until the dispute is resolved by the parties or by an order of the Bankruptcy Court. The undisputed portion of the Indenture Trustee Expenses shall be paid as provided herein. Nothing contained herein shall otherwise affect the right of the HoldCo Notes Indenture Trustee from asserting its Indenture Trustee Charging Lien as against any money or property distributable to Holders of HoldCo Notes Claims, to the extent applicable under the terms of the HoldCo Notes Indentures; provided, however, that upon the full and indefeasible payment of the Indenture Trustee Expenses, the Indenture Trustee Charging Lien shall be deemed released and discharged in full. For the avoidance of doubt, the HoldCo Notes Indenture Trustee shall not be required to file a Proof of Claim on account of either the HoldCo Note Claims or the Indenture Trustee Expenses.

4.20	Reimbursement of Certain Fees and Expenses

Without any further notice to or action, order or approval of the Bankruptcy Court, except as otherwise paid in accordance with the Plan Support Agreement and the Backstop Commitment Agreement, the Debtors or Reorganized Debtors shall pay on the Effective Date all reasonable, documented fees, costs and expenses of counsel

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and other professional advisors engaged by the HoldCo Noteholder Committee and the Equityholder Committee in accordance with the Plan Support Agreement and Backstop Commitment Agreement, including, without limitation (a) Brown Rudnick LLP, as co-counsel to the Equityholder Committee, (B) Gray, Reed & McGraw, P.C., as co-counsel to the Equityholder Committee, (c) Peter J. Solomon Company, as financial advisor to the Equityholder Committee, (d) Paul Weiss, as co-counsel to the HoldCo Noteholder Committee, (e) Porter Hedges LLP, as co-counsel to the HoldCo Noteholder Committee, and (f) Houlihan Lokey, as financial advisor to the HoldCo Noteholder Committee. In accordance with the Plan Support Agreement and Backstop Commitment Agreement, the Reorganized Debtors shall pay the reasonable, documented fees, costs and expenses of such counsel and other professional advisors incurred within three (3) months following the Effective Date, but only to the extent such costs and expenses relate to services rendered in the course of consummation and implementation of the Plan or as contemplated under the Plan, whether such fees, costs and expenses were previously incurred or invoiced.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein and under the Backstop Approval Order, and following consultation with counsel to the Equityholder Committee and counsel to the HoldCo Noteholder Committee, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than: (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject that is pending on the Effective Date or pursuant to which the requested effective date of rejection is after the Effective Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the assumptions, assumptions and assignments, or rejections, as applicable, of such Executory Contracts or Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume or reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date.

5.2	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims against any Debtor arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claim arising from the rejection of an Executory Contract or Unexpired Lease that is not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any such Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. Claims arising from the rejection of the Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Section 3.2 of this Plan.

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5.3	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under an Assumed Executory Contract or Unexpired Lease, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount, as reflected in the applicable Cure Notice, in Cash on the Effective Date or as soon as reasonably practicable thereafter, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases, and the Debtors, in consultation with counsel to the Equityholder Committee and counsel to the HoldCo Noteholder Committee, may otherwise agree.

At least 14 days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices to the applicable third parties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption or related Cure amount must be Filed by March 21, 2017 at 4:00 p.m., prevailing Central Time. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount will be deemed to have assented to such assumption or Cure amount. Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after such 14-day deadline, a Cure Notice with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a noticed hearing set to consider whether such Executory Contract or Unexpired Lease can be assumed.

In the event of an unresolved dispute regarding (1) the amount of any Cure Claim, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, assignment, or the Cure payments required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order of the Bankruptcy Court.

If the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, following consultation with counsel to the Equityholder Committee and counsel to the HoldCo Noteholder Committee, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

5.4	Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ directors, officers, employees, or agents that were employed by, or serving on the board of directors of, any of the Debtors as of the Petition Date, to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in this Plan to the contrary, none of the Reorganized Debtors will amend and/or restate their respective governance documents or the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

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5.5	Insurance Policies

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce, modify or restrict in any way, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

5.6	Contracts and Leases After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Such contracts and leases that are not rejected under the Plan will survive and remain unaffected by entry of the Confirmation Order.

5.7	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.8	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

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5.9	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1	Distributions on Account of Claims Allowed and Existing HoldCo Common Stock Outstanding as of the Distribution Record Date

(a)	Delivery of Distributions in General

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim or Interest (or in the case of OpCo RCF Claims, the OpCo RCF Agent and the Debtors or the Reorganized Debtors), the Distribution Agent shall make distributions to holders of Allowed Claims and Existing HoldCo Common Stock, as applicable, as of the Distribution Record Date, at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution, and in accordance with the Rights Offering Procedures.

If a Claim is not an Allowed Claim as of the Effective Date, the Distribution Agent shall distribute the full amount of the distributions that the Plan provides for holders of Allowed Claims in each applicable Class by no later than the later of (i) the date provided for distribution under Article III of the Plan and (ii) as soon as reasonably practicable after allowance of such Claim.

6.2	Delivery of Distributions

(a)	Record Date for Distributions to Holders of Non-Publicly Traded Securities

On the Effective Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record holders, if any, listed on the Claims Register as of the close of business on the Effective Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred and the Debtors have been notified in writing of such transfer less than 10 days before the Effective Date, the Distribution Agent shall make distributions to the transferee (rather than the transferor) only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b)	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims governed by a separate agreement, which shall include the HoldCo Notes Indentures, the OpCo RCF, and the OpCo Notes MNPA, and administered by a Servicer, including the HoldCo Notes Indenture Trustee, and the OpCo RCF Agent, shall be, at the election of the Distribution Agent, deposited with the appropriate Servicer or transmitted by the Distribution Agent directly to holders of the applicable Allowed Claims in accordance with the Plan and the terms of the governing agreements, at which time such distributions shall be deemed complete, and the Servicer, if applicable, shall deliver such distributions in accordance with the Plan and the terms of the governing agreements; provided, that with respect to the Holdco Note Claims, distributions shall be made by the Distribution Agent directly to the holders of Holdco Note Claims, subject in all respects to the rights of the HoldCo Notes Indenture Trustee to exercise its Charging Lien by receiving, prior to the holders of HoldCo Note Claims, such distributions sufficient to satisfy any portion of the Indenture Trustee Expenses not otherwise paid under the Plan, in all instances in accordance with the Plan (including, without limitation, section 4.9) and the terms of the applicable HoldCo Notes Indenture. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims and Existing HoldCo Common Stock, including Claims that

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become Allowed after the Effective Date, shall be made to holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors’ books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. In addition, notwithstanding anything to contrary contained herein, including this Section 6.2, distributions under the Plan to holders of publicly traded securities shall be made in accordance with customary distribution procedures applicable to such securities.

(c)	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

(d)	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(e)	Fractional, Undeliverable, and Unclaimed Distributions

(1)	Fractional Distributions. Whenever any distribution of fractional shares of New Common Stock would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest whole share (up or down) with half shares or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(2)

Undeliverable and Unclaimed Distributions. If any distribution to a holder of an Allowed Claim (including any Claim on account of any royalty, working interest, or related interest) or Existing HoldCo Common Stock, as applicable, is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until the Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property (including any property on account of any Claim on account of any royalty, working interest, or related interest) shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat,

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abandoned, or unclaimed property laws to the contrary), and, to the extent such Unclaimed Distribution is New Common Stock, shall be deemed cancelled. Upon such revesting, the Claim of the holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

(f)	Surrender of Cancelled Instruments or Securities

On the Effective Date, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Section 6.2(f) shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

6.3	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its holder shall be forever barred pursuant to Article VIII of this Plan from asserting that Claim against the Reorganized Debtors or their property.

6.4	Claims Paid or Payable by Third Parties

(a)	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return, or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b)	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)	Applicability of Insurance Policies

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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6.5	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effectuate such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder.

6.6	Allocation Between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to interest, if any, on such Allowed Claim accrued through the Effective Date.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

7.1	Allowance of Claims and Interests

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses its predecessor Debtor had with respect to any Claim or Interest immediately before the Effective Date.

7.2	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors shall have the sole authority, without prior notice to, or approval by the Bankruptcy Court, to: (1) File, withdraw, or litigate to judgment objections to Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

7.3	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim that is disputed, contingent, or unliquidated, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. In addition to the foregoing, the Debtors shall comply with the claims determination procedures set forth in Section 7.1(r) of the Backstop Commitment Agreement, as and to the extent provided therein.

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7.4	Adjustment to Claims without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without an objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

7.5	[Reserved.]

7.6	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Claims Bar Date, Administrative Claims Bar Date, or deadline for filing Proofs of Claim based on the rejection of an Executory Contract or Unexpired Lease, as applicable, shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

7.7	Amendments to Claims; Additional Claims

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

7.8	No Distributions Pending Allowance

Unless otherwise provided under the Plan, if an objection to a Claim or portion thereof is Filed as set forth in Article VII of this Plan, no payment or distribution provided under the Plan shall be required to be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

7.9	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. On the next Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, or as otherwise agreed, the Reorganized Debtors shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law.

7.10	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed

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100% of the underlying Allowed Claim plus applicable interest. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

8.1	Discharge of Claims and Termination of Interests

Except as otherwise provided for herein, effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

Nothing in the Confirmation Order or the Plan discharges, releases, precludes, or enjoins: (i) any liability to any Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Effective Date; (iii) any police or regulatory liability to a Governmental Unit that any Entity would be subject to under applicable non-bankruptcy law as the owner or operator of property after the Effective Date; or (iv) any liability to a Governmental Unit under applicable non-bankruptcy law on the part of any Entity other than the Debtors or Reorganized Debtors. Nor shall anything in the Confirmation Order or the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence. Nothing in the Confirmation Order or the Plan shall affect any setoff or recoupment rights of any Governmental Unit under section 553 of the Bankruptcy Code or applicable non-bankruptcy law. Nothing in the Confirmation Order or the Plan divests any tribunal of any jurisdiction it may have under police or regulatory law to adjudicate any defense asserted under the Confirmation Order or the Plan. Nothing in the Confirmation Order or the Plan shall require the United States to file a request for the payment of an expense described in section 503(b)(1)(B) or (C) of the Bankruptcy Code as a condition of it being an Allowed Administrative Claim.

8.2	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Action brought as counterclaims or defenses to Claims asserted against the Debtors), the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Backstop Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the Backstop Commitment

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Agreement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

8.3	Releases by Holders of Claims and Interests

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Backstop Commitment Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the Backstop Commitment Agreement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction; (b) any post-Effective Date obligations of any party or Entity under the Plan Support Agreement, the Backstop Commitment, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or Plan Supplement; or (c) any individual from any claim related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Section 8.3, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that each release described in this Section 8.3 is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of such Claims; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to this Section 8.3.

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8.4	Exculpation

Notwithstanding anything contained herein to the contrary, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Backstop Commitment Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the Plan Support Agreement, the Rights Offering, the Backstop Commitment Agreement, the Exit Facility, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8.5	Injunction

Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.3 of this Plan, discharged pursuant to Section 8.1 of this Plan, or are subject to exculpation pursuant to Section 8.4 of this Plan shall be permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests discharged, released, exculpated, or settled pursuant to the Plan.

8.6	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

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8.7	Release of Liens

Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or any holder of a Secured Claim.

8.8	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent, or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

8.9	Recoupment

In no event shall any holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

8.10	Subordination Rights

Any distributions under the Plan to holders of Claims or Existing HoldCo Common Stock shall be received and retained free from any obligations to hold or transfer the same to any other holder and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2 of this Plan:

(a)    the Disclosure Statement Order, Backstop Approval Order and Confirmation Order shall have been entered by the Bankruptcy Court, each of which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Parties, and such orders shall have become Final Orders that have not been stayed, modified or vacated on appeal;

(b)    the Canadian Court shall have entered an order recognizing the Confirmation Order;

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(c)    the Definitive Documentation shall satisfy the Definitive Documentation Plan Support Agreement Requirements;

(d)    all governmental and material third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(e)    the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made thereto, shall have been Filed in a manner consistent in all respects with the Plan Support Agreement and the Backstop Commitment Agreement, and any modifications made after the Confirmation Date but prior to the Effective Date shall have been made in accordance with Section 10.1 of this Plan;

(f)    all conditions precedent to the issuance of the New Common Stock, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

(g)    the Debtors shall have implemented the Restructuring Transactions, including the Rights Offering, and all transactions contemplated herein, in a manner consistent in all respects with the Plan Support Agreement, the Plan Term Sheet, the Backstop Commitment Agreement, and the Plan;

(h)    the Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, all conditions precedent to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Facility shall have occurred, in each case, prior to or substantially contemporaneous with the Effective Date;

(i)    all documents and agreements necessary to implement the Plan shall have been executed, and all conditions precedent to the effectiveness of such documents shall have been satisfied or waived pursuant to the terms thereof (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date);

(j)    the New Organizational Documents shall have been duly filed with the applicable authorities in the relevant jurisdictions;

(k)    the Plan Support Agreement shall not have terminated and shall be in full force and effect, and the Debtors and the Consenting Equityholders and Consenting Noteholders shall be in compliance therewith;

(l)    the Backstop Commitment Agreement shall not have terminated and shall be in full force and effect, and the Debtors and the Backstop Parties shall be in substantial compliance therewith, and all conditions precedent to the obligations of the Backstop Parties to consummate the transactions contemplated thereby shall be satisfied (or waived in accordance with the terms of the Backstop Commitment Agreement) prior to or on the Effective Date; and

(m)    the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount.

9.2	Waiver of Conditions Precedent

The conditions to the Effective Date set forth in Section 9.1 of this Plan may be waived with the prior written consent of the Debtors and the Required Consenting Parties at any time or as otherwise provided in the Plan Support Agreement and the Backstop Commitment Agreement, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. The failure of the Debtors or Reorganized Debtors, as applicable, or the Required Consenting Parties, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

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9.3	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur on or before the termination of the Plan Support Agreement or the Backstop Commitment Agreement, then: (a) the Plan will be null and void in all respects; (b) nothing contained in the Plan, the Disclosure Statement, the Backstop Commitment Agreement, or the Plan Support Agreement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Plan Support Agreement and Backstop Commitment Agreement that survive termination of those agreements shall remain in effect in accordance with the terms thereof.

9.4	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

10.1	Modification of Plan

Subject to the limitations and terms contained in the Plan, the Plan Support Agreement, the Exit Financing Agreements, the Backstop Commitment Agreement, and the approval rights of the Required Consenting Parties set forth therein, the Debtors reserve the right to (1) amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein, in accordance with the Bankruptcy Code and the Bankruptcy Rules; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, the Plan Support Agreement, the Backstop Commitment Agreement, and the Exit Financing Agreements, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein.

10.2	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

10.3	Revocation or Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the Plan Support Agreement and the approval rights of the Required Consenting Parties set forth therein and the Exit Financing Agreements and the approval rights of the Exit Commitment Parties set forth therein, to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Plan Support Agreement, the Backstop Commitment Agreement, and the Exit Financing Agreements that survive termination of those agreements shall remain in effect in accordance with the terms thereof.

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ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim (or portion of a Claim) against a Debtor, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims;

2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.    resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.    ensure that distributions to holders of Allowed Claims and Existing HoldCo Common Stock are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.    enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.    grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10.    hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid pursuant to Section 6.4(a) of this Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of this Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

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11.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

13.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

14.    enter an order or Final Decree concluding or closing the Chapter 11 Cases;

15.    enforce all orders previously entered by the Bankruptcy Court;

16.    decide and resolve all matters related to the Rights Offering;

17.    decide and resolve all matters related to the OpCo Funded Debt Claims; and

18.    hear any other matter not inconsistent with the Bankruptcy Code;

provided, that on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over matters arising out of or related to the Exit Financing Agreements and the Exit Facility Documents, and all parties in interest thereunder shall submit to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in New York County, State of New York in accordance therewith.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any holder of a Claim or Interest has voted on the Plan.

12.2	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided, that such agreements and other documents shall be consistent in all material respects with the terms and conditions of the Plan Support Agreement and Backstop Commitment Agreement, including the condition that such documents be in form and substance reasonably satisfactory to the Required Consenting Parties. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.3	Dissolution of the Committee

On the Effective Date, the Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter

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11 Cases and under the Bankruptcy Code, except for the limited purpose of prosecuting requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date by the Committee and its Professionals.

12.4	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid in accordance with Section 2.4 of this Plan.

12.5	Royalty Interests, Overriding Royalty Interests, Net Profit Interests and Working Interests

For purposes of the Plan, Oil and Gas Property Rights: (a) shall not constitute property of any Debtor’s Estate for purposes of section 541 of the Bankruptcy Code; (b) shall not constitute a Claim for purposes of the Plan; and (c) shall not be classified as a Claim for purposes of Article II or Article III of the Plan.

The Plan shall not: (x) stay, discharge, release, enjoin, or otherwise impair any Oil and Gas Property Rights nor the enforcement thereof; and/or (y) discharge, release, enjoin, or otherwise impair (including with respect to priority) any Liens, whether contractual or statutory, securing any Oil and Gas Property Rights.

Holders of any Oil and Gas Property Rights will receive, in the ordinary course of business according to ordinary payment terms and practices, any payments owed to such holders and attributable to revenue held for distribution to them by the Debtors or the Reorganized Debtors, as applicable, under applicable nonbankruptcy law. All Proofs of Claim Filed on account of any such ordinary course revenue payments on account of any Oil and Gas Property Rights held for distribution by the Debtors shall be deemed satisfied and expunged from the Claims Register to the extent such payments have been distributed to the Entity that filed such Proof of Claim, without any further notice to or action, order, or approval of the Bankruptcy Court, as of entry of the Confirmation Order or the date of distribution of the applicable revenue payment, whichever is later; provided, however, nothing herein shall limit the rights or remedies of the holders of any Oil and Gas Property Rights to enforce any asserted claim for non-payment, breach, or any other asserted remedy in any court of competent jurisdiction and appropriate venue, nor of the Debtors or Reorganized Debtors to oppose jurisdiction and/or venue.

The rights, claims, and defenses of the Debtors and Reorganized Debtors, and any holder of any Oil and Gas Property Right with respect to such matters, including, without limitation, disputes regarding the appropriate postpetition interest rate, shall be deemed fully reserved and preserved in all respects.

12.6	Reservation of Rights

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

12.7	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

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12.8	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Ultra Petroleum Corp. 400 N. Sam Houston Parkway E., Suite 1200 Houston, Texas 77060 Attn: Chief Financial Officer

Counsel to the Debtors

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn:      David R. Seligman, P.C.

              Gregory F. Pesce

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:     Christopher T. Greco

             Matthew C. Fagen

Counsel to the HoldCo Noteholder Committee

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attn:      Andrew N. Rosenberg

              Elizabeth R. McColm

Porter Hedges LLP

1000 Main St

Houston, TX 77002

Attn:        John F. Higgins

                Joshua W. Wolfshohl

Counsel to the Equityholder Committee	Brown Rudnick LLP Seven Times Square New York, New York 10036 Attn: Edward Weisfelner Howard Steel

The Committee	Weil, Gotshal & Manges LLP 700 Louisiana Street, Suite 1700 Houston, TX 77002 Attn: Alfredo R. Pèrez Chris López

The U.S. Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3401 Houston, Texas 77002 Attn.: Christine March

12.9	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

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12.10	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.11	Plan Supplement

After any of such documents included in the Plan Supplement are filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://dm.epiq11.com/UPT/info or the Bankruptcy Court’s website at www.txs.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any document in the Plan Supplement is inconsistent with the terms of the Plan, the Plan shall control.

12.12	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, that any such alteration or interpretation shall be consistent with the Plan Support Agreement and in form and substance reasonably satisfactory to the Required Consenting Parties. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent, consistent with the terms set forth herein; and (c) nonseverable and mutually dependent.

12.13	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Rights Offering Participants, the Consenting HoldCo Noteholders, the Consenting HoldCo Equityholders, and each of their respective Affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

12.14	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, that, following the Effective Date, the Reorganized Debtors may seek to close certain of the Chapter 11 Cases, other than the Chapter 11 Case pending for HoldCo, that have been fully administered, notwithstanding the fact that the reconciliation of Claims is ongoing.

12.15	Waiver or Estoppel

Each holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, secured or not subordinated

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by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court or the Notice and Claims Agent prior to the Confirmation Date.

12.16	Surety Bond Program

Notwithstanding anything in the Plan to the contrary, the Surety Bond Program shall continue uninterrupted and in accordance with the ordinary course of business of the Debtors and/or Reorganized Debtors, including payment by the Debtors and/or Reorganized Debtors for any premiums associated with the renewal of existing surety bonds or the issuance of new surety bonds, as well as execution of any agreements required by The Surety in connection with the Surety Bond Program. To the extent necessary, any current bond issued on behalf of the Debtors will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan and shall survive the Effective Date.

Nothing contained in the Plan and/or the Confirmation Order shall in any way discharge, impair, or otherwise modify any indemnity obligations of the Debtors and/or Reorganized Debtors, whether existing now or in the future, related to issuance of bonds by The Surety pursuant to the Surety Bond Program. To the extent necessary, any current indemnity obligation of the Debtors will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan and shall survive the Effective Date. Nothing in the Plan prevents The Surety from requiring the Reorganized Debtors to execute new indemnity agreements in connection with the issuance of bonds pursuant to the Surety Bond Program. Nothing contained in the Plan and/or the Confirmation Order shall constitute a release by The Surety for any future claims it might have against the Debtors, the Reorganized Debtors and/or any other indemnitor for indemnity tied to any loss, cost, fee, or expense incurred in connection with any bond issued by The Surety pursuant to the Surety Bond Program.

Nothing contained in the Plan and/or the Confirmation Order shall discharge, impair, or otherwise modify the collateral provided by the Debtors to The Surety in connection with the Surety Bond Program, and The Surety is not waiving or releasing any rights it has with respect to the collateral pledged by the Debtors. Nothing in the Plan shall impact the ability of The Surety to request additional collateral from the Reorganize Debtors in connection with continuation of the Surety Bond Program, including collateral required for the issuance of new bonds after the Effective Date.

Finally, as part of the ordinary course of business of the Surety Bond Program, the Debtors will pay any unpaid premiums and loss adjustment expenses that are due to The Surety on or before the Effective Date. If all unpaid premiums and loss adjustment expenses that are due to The Surety as of the Effective Date are paid to The Surety, all Proofs of Claim by The Surety shall be deemed withdrawn automatically by The Surety without further notice to or action by the Bankruptcy Court.

[Remainder of page intentionally left blank]

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Dated: March 10, 2017	ULTRA PETROLEUM CORP. on behalf of itself and all other Debtors

/s/ Michael D. Watford
Michael D. Watford Chairman of the Board, President, and Chief Executive Officer